                   AGREEMENT AND PLAN OF MERGER


                           BY AND AMONG


                           BERNEX INC.,

                      M-A ACQUISITION CORP.,

                           ANDAL CORP.

                               AND

                          MULTI-ARC INC.

                        TABLE OF CONTENTS

                                                           Page
1.   Definitions. . . . . . . . . . . . . . . . . . . . . .   1

     "Acquisition". . . . . . . . . . . . . . . . . . . . .   1
     "Acquired Companies" . . . . . . . . . . . . . . . . .   1
     "Affiliate"  . . . . . . . . . . . . . . . . . . . . .   2
     "Agent". . . . . . . . . . . . . . . . . . . . . . . .   2
     "Andal". . . . . . . . . . . . . . . . . . . . . . . .   2
     "Andal Common Stock" . . . . . . . . . . . . . . . . .   2
     "Andal Escrow Agreement" . . . . . . . . . . . . . . .   2
     "Andal Escrow Fund". . . . . . . . . . . . . . . . . .   2
     "Andal SEC Documents". . . . . . . . . . . . . . . . .   2
     "Andal Shareholders" . . . . . . . . . . . . . . . . .   2
     "Andal Shareholders Meeting" . . . . . . . . . . . . .   2
     "Applicable Contract". . . . . . . . . . . . . . . . .   2
     "Balance Sheet". . . . . . . . . . . . . . . . . . . .   2
     "Best Efforts" . . . . . . . . . . . . . . . . . . . .   2
     "Breach" . . . . . . . . . . . . . . . . . . . . . . .   2
     "Business Day" . . . . . . . . . . . . . . . . . . . .   2
     "Certificate of Merger". . . . . . . . . . . . . . . .   2
     "Certificates" . . . . . . . . . . . . . . . . . . . .   2
     "Claims" . . . . . . . . . . . . . . . . . . . . . . .   3
     "Closing". . . . . . . . . . . . . . . . . . . . . . .   3
     "Closing Agreements" . . . . . . . . . . . . . . . . .   3
     "Closing Date" . . . . . . . . . . . . . . . . . . . .   3
     "Closing Merger Consideration" . . . . . . . . . . . .   3
     "Company". . . . . . . . . . . . . . . . . . . . . . .   3
     "Company Common Stock" . . . . . . . . . . . . . . . .   3
     "Company Debentures" . . . . . . . . . . . . . . . . .   3
     "Company Shareholders" . . . . . . . . . . . . . . . .   3
     "Consent"  . . . . . . . . . . . . . . . . . . . . . .   3
     "Contemplated Transactions". . . . . . . . . . . . . .   3
     "Contract" . . . . . . . . . . . . . . . . . . . . . .   3
     "Control"  . . . . . . . . . . . . . . . . . . . . . .   3
     "Damages". . . . . . . . . . . . . . . . . . . . . . .   4
     "Deferred Taxes" . . . . . . . . . . . . . . . . . . .   4
     "Delivered Certificates" . . . . . . . . . . . . . . .   4
     "DGCL" . . . . . . . . . . . . . . . . . . . . . . . .   4
     "Disclosure Letter". . . . . . . . . . . . . . . . . .   4
     "Dissenting Shares". . . . . . . . . . . . . . . . . .   4
     "Effective Time" . . . . . . . . . . . . . . . . . . .   4
     "Employment Agreements". . . . . . . . . . . . . . . .   4

     "Encumbrance". . . . . . . . . . . . . . . . . . . . .   4
     "Environment". . . . . . . . . . . . . . . . . . . . .   4
     "Environmental, Health, and Safety Liabilities". . . .   4
     "Environmental Law". . . . . . . . . . . . . . . . . .   5
     "ERISA". . . . . . . . . . . . . . . . . . . . . . . .   5
     "ERISA Affiliate". . . . . . . . . . . . . . . . . . .   5
     "Escrow Agreement" . . . . . . . . . . . . . . . . . .   6
     "Escrow Amount". . . . . . . . . . . . . . . . . . . .   6
     "Escrow Fund". . . . . . . . . . . . . . . . . . . . .   6
     "Exchange Act" . . . . . . . . . . . . . . . . . . . .   6
     "Expense Escrow Agreement" . . . . . . . . . . . . . .   6
     "Expense Escrow Amount". . . . . . . . . . . . . . . .   6
     "Expense Fund" . . . . . . . . . . . . . . . . . . . .   6
     "Expenses" . . . . . . . . . . . . . . . . . . . . . .   6
     "Facilities" . . . . . . . . . . . . . . . . . . . . .   6
     "Federal Tax". . . . . . . . . . . . . . . . . . . . .   6
     "Final Determination". . . . . . . . . . . . . . . . .   6
     "GAAP" . . . . . . . . . . . . . . . . . . . . . . . .   6
     "Governmental Authorization" . . . . . . . . . . . . .   6
     "Governmental Body". . . . . . . . . . . . . . . . . .   7
     "Hazardous Activity" . . . . . . . . . . . . . . . . .   7
     "Hazardous Materials". . . . . . . . . . . . . . . . .   7
     "HSR Act". . . . . . . . . . . . . . . . . . . . . . .   7
     "Indemnified Persons". . . . . . . . . . . . . . . . .   7
     "Intellectual Property Assets" . . . . . . . . . . . .   7
     "Interim Balance Sheet". . . . . . . . . . . . . . . .   7
     "IRC". . . . . . . . . . . . . . . . . . . . . . . . .   7
     "IRS". . . . . . . . . . . . . . . . . . . . . . . . .   7
     "Joint Venture Companies". . . . . . . . . . . . . . .   7
     "Knowledge". . . . . . . . . . . . . . . . . . . . . .   8
     "Legal Requirement". . . . . . . . . . . . . . . . . .   8
     "Material Adverse Effect". . . . . . . . . . . . . . .   8
     "Merger" . . . . . . . . . . . . . . . . . . . . . . .   8
     "Merger Consideration" . . . . . . . . . . . . . . . .   8
     "Multi-Arc Division" . . . . . . . . . . . . . . . . .   8
     "Multiemployer Plan" . . . . . . . . . . . . . . . . .   8
     "Noncompetition Agreements". . . . . . . . . . . . . .   8
     "Non-Joint Venture Acquired Companies" . . . . . . . .   8
     "Occupational Safety and Health Law" . . . . . . . . .   8
     "Order". . . . . . . . . . . . . . . . . . . . . . . .   8
     "Ordinary Course of Business". . . . . . . . . . . . .   8
     "Organizational Documents" . . . . . . . . . . . . . .   9
     "Parent" . . . . . . . . . . . . . . . . . . . . . . .   9

     "PBGC" . . . . . . . . . . . . . . . . . . . . . . . .   9
     "Person" . . . . . . . . . . . . . . . . . . . . . . .   9
     "Plan" . . . . . . . . . . . . . . . . . . . . . . . .   9
     "Post-Closing Tax Period". . . . . . . . . . . . . . .   9
     "Pre-Closing Tax Period" . . . . . . . . . . . . . . .   9
     "Principal Andal Shareholders" . . . . . . . . . . . .  10
     "Principal Andal Shareholders' Agreement". . . . . . .  10
     "Proceeding" . . . . . . . . . . . . . . . . . . . . .  10
     "Proprietary Rights Agreement" . . . . . . . . . . . .  10
     "Proxy Statement". . . . . . . . . . . . . . . . . . .  10
     "Related Person" . . . . . . . . . . . . . . . . . . .  10
     "Release". . . . . . . . . . . . . . . . . . . . . . .  11
     "Representative" . . . . . . . . . . . . . . . . . . .  11
     "Rights" . . . . . . . . . . . . . . . . . . . . . . .  11
     "SEC". . . . . . . . . . . . . . . . . . . . . . . . .  11
     "Section 338(h)(10) Election". . . . . . . . . . . . .  11
     "Securities Act" . . . . . . . . . . . . . . . . . . .  11
     "Shares" . . . . . . . . . . . . . . . . . . . . . . .  11
     "Subsidiary" . . . . . . . . . . . . . . . . . . . . .  11
     "Surviving Corporation". . . . . . . . . . . . . . . .  11
     "Tax". . . . . . . . . . . . . . . . . . . . . . . . .  12
     "Tax Asset". . . . . . . . . . . . . . . . . . . . . .  12
     "Tax Indemnification Period" . . . . . . . . . . . . .  12
     "Tax Return" . . . . . . . . . . . . . . . . . . . . .  12
     "Tax Sharing Agreements" . . . . . . . . . . . . . . .  12
     "Taxing Authority" . . . . . . . . . . . . . . . . . .  12
     "Threat of Release". . . . . . . . . . . . . . . . . .  13
     "Threatened" . . . . . . . . . . . . . . . . . . . . .  13
     "Transmittal Letter" . . . . . . . . . . . . . . . . .  13

2.   THE MERGER . . . . . . . . . . . . . . . . . . . . . .  13

     2.1     THE MERGER . . . . . . . . . . . . . . . . . .  13
     2.2     CLOSING. . . . . . . . . . . . . . . . . . . .  13
     2.3     CONSUMMATION OF THE MERGER AND EFFECTIVE TIME.  14
     2.4     MERGER CONSIDERATION . . . . . . . . . . . . .  14
     2.5     CERTIFICATE OF INCORPORATION AND BY-LAWS . . .  15
     2.6     DIRECTORS AND OFFICERS . . . . . . . . . . . .  15
     2.7     EFFECTS OF THE MERGER. . . . . . . . . . . . .  15
     2.8     DISSENTING SHARES. . . . . . . . . . . . . . .  15
     2.9     NOTICES; PAYMENT FOR SHARES. . . . . . . . . .  16

3.   REPRESENTATIONS AND WARRANTIES OF ANDAL AND THE COMPANY 18

     3.1     ORGANIZATION AND GOOD STANDING . . . . . . . .  18
     3.2     AUTHORITY; NO CONFLICT . . . . . . . . . . . .  19
     3.3     CAPITALIZATION . . . . . . . . . . . . . . . .  21
     3.4     FINANCIAL STATEMENTS . . . . . . . . . . . . .  21
     3.5     BOOKS AND RECORDS. . . . . . . . . . . . . . .  22
     3.6     TITLE TO PROPERTIES; ENCUMBRANCES. . . . . . .  22
     3.7     CONDITION AND SUFFICIENCY OF ASSETS. . . . . .  24

     3.8     ACCOUNTS RECEIVABLE. . . . . . . . . . . . . .  24
     3.9     NO UNDISCLOSED LIABILITIES . . . . . . . . . .  25
     3.10    TAXES. . . . . . . . . . . . . . . . . . . . .  25
     3.11    NO MATERIAL ADVERSE CHANGE . . . . . . . . . .  27
     3.12    EMPLOYEE BENEFITS. . . . . . . . . . . . . . .  27
     3.13    COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL
             AUTHORIZATIONS . . . . . . . . . . . . . . . .  29
     3.14    LEGAL PROCEEDINGS; ORDERS . . . . . . . . . . . 31
     3.15    ABSENCE OF CERTAIN CHANGES AND EVENTS . . . . . 32
     3.16    CONTRACTS; NO DEFAULTS. . . . . . . . . . . . . 34
     3.17    INSURANCE . . . . . . . . . . . . . . . . . . . 37
     3.18    ENVIRONMENTAL MATTERS . . . . . . . . . . . . . 39
     3.19    EMPLOYEES . . . . . . . . . . . . . . . . . . . 40
     3.20    LABOR RELATIONS; COMPLIANCE . . . . . . . . . . 40
     3.21    INTELLECTUAL PROPERTY . . . . . . . . . . . . . 41
     3.22    CERTAIN PAYMENTS. . . . . . . . . . . . . . . . 44
     3.23    DISCLOSURE. . . . . . . . . . . . . . . . . . . 45
     3.24    RELATIONSHIPS WITH RELATED PERSONS. . . . . . . 46
     3.25    BROKERS OR FINDERS. . . . . . . . . . . . . . . 46
     3.26    SEC DOCUMENTS . . . . . . . . . . . . . . . . . 46
     3.27    INFORMATION SUPPLIED. . . . . . . . . . . . . . 46


4.  REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION 47

     4.1     ORGANIZATION AND GOOD STANDING. . . . . . . . . 47
     4.2     AUTHORITY; NO CONFLICT. . . . . . . . . . . . . 47
     4.3     CERTAIN PROCEEDINGS . . . . . . . . . . . . . . 48
     4.4     BROKERS OR FINDERS. . . . . . . . . . . . . . . 48

5.     COVENANTS  OF ANDAL AND THE COMPANY . . . . . . . . . 48

     5.1     ACCESS AND INVESTIGATION. . . . . . . . . . . . 48
     5.2     OPERATION OF THE BUSINESS OF THE ACQUIRED
               COMPANIES . . . . . . . . . . . . . . . . . . 48

     5.3     NEGATIVE COVENANT . . . . . . . . . . . . . . . 49
     5.4     APPROVALS OF GOVERNMENTAL BODIES. . . . . . . . 50
     5.5     NOTIFICATION. . . . . . . . . . . . . . . . . . 50
     5.6     INDEBTEDNESS OF RELATED PERSONS; OTHER
               AGREEMENTS. . . . . . . . . . . . . . . . . . 50
     5.7     NO NEGOTIATION. . . . . . . . . . . . . . . . . 51
     5.8     OTHER APPROVALS . . . . . . . . . . . . . . . . 51
     5.9     BEST EFFORTS. . . . . . . . . . . . . . . . . . 51
     5.10    ANDAL LIQUIDATION . . . . . . . . . . . . . . . 51
     5.11    INSURANCE . . . . . . . . . . . . . . . . . . . 52

6.   COVENANTS OF PARENT AND ACQUISITION PRIOR TO CLOSING
     DATE. . . . . . . . . . . . . . . . . . . . . . . . . . 52

     6.1     APPROVALS OF GOVERNMENTAL BODIES. . . . . . . . 52
     6.2     BEST EFFORTS. . . . . . . . . . . . . . . . . . 52

7.   CONDITIONS PRECEDENT TO PARENT'S AND ACQUISITION'S
     OBLIGATION TO CLOSE . . . . . . . . . . . . . . . . . . 52

     7.1     ACCURACY OF REPRESENTATIONS . . . . . . . . . . 52
     7.2     ANDAL'S AND THE COMPANY'S PERFORMANCE . . . . . 53
     7.3     CONSENTS; TERMINATION OF AGREEMENTS . . . . . . 53
     7.4     ADDITIONAL DOCUMENTS. . . . . . . . . . . . . . 53
     7.5     NO PROCEEDINGS. . . . . . . . . . . . . . . . . 54
     7.6     NO CLAIM REGARDING STOCK OWNERSHIP OR SALE
               PROCEEDS. . . . . . . . . . . . . . . . . . . 54
     7.7     NO PROHIBITION. . . . . . . . . . . . . . . . . 54
     7.8     EMPLOYMENT AGREEMENTS . . . . . . . . . . . . . 54
     7.9     COMPLIANCE WITH ISRA. . . . . . . . . . . . . . 54
     7.10    COMPLIANCE WITH HSR ACT . . . . . . . . . . . . 55
     7.11    FILING OF ASSIGNMENTS . . . . . . . . . . . . . 55
     7.12    CONVERSION OF COMPANY DEBENTURES. . . . . . . . 55
     7.13    TROY, MI  REMEDIATION . . . . . . . . . . . . . 55

8.   CONDITIONS PRECEDENT TO ANDAL'S AND THE COMPANY'S
     OBLIGATION TO CLOSE . . . . . . . . . . . . . . . . . . 56

     8.1     ACCURACY OF REPRESENTATIONS . . . . . . . . . . 56
     8.2     PARENT'S AND ACQUISITION'S PERFORMANCE. . . . . 56
     8.3     CONSENTS. . . . . . . . . . . . . . . . . . . . 56
     8.4     ADDITIONAL DOCUMENTS. . . . . . . . . . . . . . 57
     8.5     NO PROCEEDINGS. . . . . . . . . . . . . . . . . 57
     8.6     NO PROHIBITION. . . . . . . . . . . . . . . . . 57
     8.7     COMPLIANCE WITH HSR ACT . . . . . . . . . . . . 57

9.   TERMINATION . . . . . . . . . . . . . . . . . . . . . . 57

     9.1     TERMINATION EVENTS. . . . . . . . . . . . . . . 57
     9.2     EFFECT OF TERMINATION . . . . . . . . . . . . . 58

10.     INDEMNIFICATION; REMEDIES. . . . . . . . . . . . . . 58

    10.1     SURVIVAL. . . . . . . . . . . . . . . . . . . . 58
    10.2     INDEMNIFICATION AND PAYMENT OF DAMAGES BY
               COMPANY SHAREHOLDERS. . . . . . . . . . . . . 58
    10.3     INDEMNIFICATION AND PAYMENT OF DAMAGES BY
               COMPANY SHAREHOLDERS -- ENVIRONMENTAL MATTERS 59
    10.4     INDEMNIFICATION AND PAYMENT OF DAMAGES BY
               PARENT AND THE SURVIVING CORPORATION. . . . . 60
    10.5     LIMITATIONS ON INDEMNIFICATION. . . . . . . . . 61
    10.6     PROCEDURE FOR INDEMNIFICATION -- THIRD PARTY
               CLAIMS. . . . . . . . . . . . . . . . . . . . 61
    10.7     PROCEDURE FOR INDEMNIFICATION -- OTHER CLAIMS . 62
    10.8     COSTS AND EXPENSES. . . . . . . . . . . . . . . 63

11.     TAX MATTERS. . . . . . . . . . . . . . . . . . . . . 63

    11.1     COOPERATION ON TAX MATTERS. . . . . . . . . . . 63
    11.2     TAX INDEMNIFICATION . . . . . . . . . . . . . . 64
    11.3     PURCHASE PRICE ADJUSTMENT AND INTEREST. . . . . 65
    11.4     TERMINATION OF EXISTING TAX SHARING AGREEMENTS. 65
    11.5     PAYMENT OF TAXES. . . . . . . . . . . . . . . . 65
    11.6     338 ELECTION. . . . . . . . . . . . . . . . . . 65
    11.7     ANDAL TAX ASSESSMENTS . . . . . . . . . . . . . 66

12. THE AGENT. . . . . . . . . . . . . . . . . . . . . . . . 67

    12.1     AUTHORIZATION OF THE AGENT. . . . . . . . . . . 67
    12.2     PAYMENTS OF EXPENSES; HOLDBACKS . . . . . . . . 69
    12.3     COMPENSATION; EXCULPATION; INDEMNITY. . . . . . 70
    12.4     NOTICES . . . . . . . . . . . . . . . . . . . . 71
    12.5     NO THIRD PARTY RIGHTS . . . . . . . . . . . . . 71
    12.6     RESIGNATION OR REMOVAL; SUCCESSOR AGENT . . . . 71

13. GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . 72

    13.1     EXPENSES. . . . . . . . . . . . . . . . . . . . 72
    13.2     PUBLIC ANNOUNCEMENTS. . . . . . . . . . . . . . 72
    13.3     CONFIDENTIALITY . . . . . . . . . . . . . . . . 72
    13.4     NOTICES . . . . . . . . . . . . . . . . . . . . 72

    13.5     JURISDICTION; SERVICE OF PROCESS. . . . . . . . 74
    13.6     FURTHER ASSURANCES. . . . . . . . . . . . . . . 75
    13.7     WAIVER. . . . . . . . . . . . . . . . . . . . . 75
    13.8     ENTIRE AGREEMENT AND MODIFICATION . . . . . . . 75
    13.9     DISCLOSURE LETTER . . . . . . . . . . . . . . . 75
    13.10    ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY
               RIGHTS. . . . . . . . . . . . . . . . . . . . 75
    13.11    SEVERABILITY. . . . . . . . . . . . . . . . . . 76
    13.12    SECTION HEADINGS, CONSTRUCTION. . . . . . . . . 76
    13.13    TIME OF ESSENCE . . . . . . . . . . . . . . . . 76
    13.14    GOVERNING LAW . . . . . . . . . . . . . . . . . 76
    13.15    COUNTERPARTS. . . . . . . . . . . . . . . . . . 76

EXHIBITS

2.2(b)(ii)     Form of Noncompetition Agreement
2.2(b)(iii)    Form of Escrow Agreement
2.2(b)(v)      Form of Andal Escrow Agreement
2.9(c)(ii)     Form of Expense Escrow Agreement
7.4(a)         Form of Opinion of Paul, Weiss, Rifkind, Wharton
                 & Garrison
7.4(b)         Form of Opinion of Dillon, Bitar & Luther
7.4(c)         Form of Estoppel Certificate
8.4(a)         Form of Opinion of Kaye, Scholer, Fierman, Hays
                 & Handler, LLP

                 AGREEMENT AND PLAN OF MERGER


          This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made as of June 9, 1997, by and among BERNEX INC., a Delaware corporation ("Parent"), M-A ACQUISITION CORP., a Delaware corporation ("Acquisition"), ANDAL CORP., a New York corporation
("Andal"), and MULTI-ARC INC., a Delaware corporation (the
"Company").

                            RECITALS

          The respective Boards of Directors of Parent,
Acquisition, Andal and the Company have approved the acquisition of the Company by Parent, by means of the merger of Acquisition with and into the Company, upon the terms and subject to the conditions set forth in this Agreement;

          Simultaneously with the execution and delivery of this Agreement, and as partial consideration therefor, each of the Principal Andal Shareholders (as hereinafter defined), Peter D. Flood, Walter N. Kreil, Jr. and Glenn Woo has entered into a shareholder agreement (each individually, and collectively, the "Principal Andal Shareholders' Agreement") with Parent and Acquisition pursuant to which it has agreed to vote at the Andal Shareholders Meeting (as hereinafter defined) or in connection with any written consent of Andal Shareholders (as hereinafter defined) all of its shares of Andal Common Stock (as hereinafter defined) in favor of the sale of the Company pursuant to the Merger (as hereinafter defined) and approval of this Agreement, and, to the extent not so voted, granted its irrevocable proxy to Parent and Acquisition to vote such shares in such manner; and

          Parent, Acquisition, Andal and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger as set forth in this Agreement.

                            AGREEMENT

          The parties, intending to be legally bound, agree as follows:

1.     DEFINITIONS.

          For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

          "Acquisition" -- as defined in the Preamble to this Agreement.

          "Acquired Companies" -- the Company, its Subsidiaries and the Joint Venture Companies, collectively.

          "Affiliate" of any Person -- any other Person which, directly or indirectly, controls or is controlled by that Person, or under common control with that Person.

          "Agent" -- as defined in Section 12.1.

          "Andal" -- as defined in the Preamble to this Agreement.

          "Andal Common Stock" -- the common shares of Andal, par value $20.00 per share.

          "Andal Escrow Agreement" -- as defined in Section
2.2(b)(v).

          "Andal Escrow Fund" -- as defined in the Andal Escrow
Agreement.

          "Andal SEC Documents" -- as defined in Section 3.26.

          "Andal Shareholders" -- holders of Andal Common Stock.

          "Andal Shareholders Meeting" -- as defined in Section
3.2.

          "Applicable Contract" -- any Contract (a) to which any Non-Joint Venture Acquired Company is a party, (b) under which any Non-Joint Venture Acquired Company has or may acquire any rights, (c) under which any Non-Joint Venture Acquired Company has or may become subject to any obligation or liability, or (d) by which any Non-Joint Venture Acquired Company or any of the assets owned or used by it is or may become bound.

          "Balance Sheet" -- as defined in Section 3.4.

          "Best Efforts" -- the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

          "Breach" -- a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision.

          "Business Day" -- any day that is not a Saturday or Sunday or a day on which banks located in New York City are authorized or required to be closed.

          "Certificate of Merger" -- as defined in Section 2.3.

          "Certificates" -- certificates or other documents representing Shares or Rights.

          "Claims" -- as defined in the Escrow Agreement.

          "Closing" -- as defined in Section 2.2.

          "Closing Agreements" -- the Escrow Agreement, Expense
Escrow Agreement, Andal Escrow Agreement, Noncompetition
Agreements and Employment Agreements.

          "Closing Date" -- the date and time as of which the Closing actually takes place.

          "Closing Merger Consideration" -- as defined in Section
2.9(c).

          "Company" -- as defined in the Preamble to this Agreement.

          "Company Common Stock" -- the common stock of the Company, par value $.01 per share.

          "Company Debentures" -- the 6% convertible subordinated debentures of the Company due 2004.

          "Company Shareholders" -- holders of Company Common
Stock.

          "Consent" -- any approval, consent, ratification, waiver, or other authorization (including any Governmental
Authorization).

          "Contemplated Transactions" -- all of the transactions contemplated by this Agreement, including:

          (a)     the Merger;

          (b) the execution, delivery, and performance of the Closing Agreements;

          (c)     the performance by the parties of their
respective covenants and obligations under this Agreement; and

          (d) Parent's acquisition and ownership at the Closing of the Company through the Merger and exercise of control over the Company acquired at the Closing.

          "Contract" -- any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

          "Control" -- (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

          "Damages" -- as defined in Section 10.2.

          "Deferred Taxes" -- any deferred tax liability for accounting purposes which is reflected on the Interim Balance
Sheet.

          "Delivered Certificates" -- as defined in Section
2.9(b).

          "DGCL" -- as defined in Section 2.1.

          "Disclosure Letter" -- the disclosure letter delivered by Andal and the Company to Parent and Acquisition concurrently with the execution and delivery of this Agreement.

          "Dissenting Shares" -- as defined in Section 2.8.

          "Effective Time" -- as defined in Section 2.3.

          "Employment Agreements" -- as defined in Section 7.8.

          "Encumbrance" -- any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, mortgage, easement, servitude, right of way or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

          "Environment" -- soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life.

          "Environmental, Health, and Safety Liabilities" -- any cost, damages, expense, liability, obligation, fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses or other responsibility, including reasonable consultants', experts' and attorneys' fees incurred as a result of violations of, or obligations under, Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

          (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

          (b) clean up or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages as a result of a Release of Hazardous Materials on or prior to the Closing Date; or

          (c) any compliance activity or measures, including, without limitation, operational constraints and recordkeeping required as a result of violations of or obligations under Environmental Law or Occupational Safety and Health Law arising out of activities on or prior to the Closing Date.

          "Environmental Law" -- any Legal Requirement:

          (a) regulating intended, actual or threatened releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and activities, such as resource extraction or construction, that could have significant impact on the Environment;

          (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

          (c)     reducing the quantities, preventing the
release, or minimizing the hazardous characteristics of wastes that are generated;

          (d) protecting resources, species, or ecological amenities;

          (e) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

          (f) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets or otherwise relating to human health and the environment.

          "ERISA" -- the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

          "ERISA Affiliate" -- as applied to any Person, means
(a) any corporation which is a member of a controlled group of corporations, within the meaning of Section 414(b) of the IRC, of which that Person is a member, (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control, within the meaning of Section 414(c) of the IRC, of which that Person is a member, and (c) any member of an affiliated service group, within the meaning of
Section 414(m) and (o) of the IRC, of which that Person or any entity described in clause (a) or (b) is a member.

          "Escrow Agreement" -- as defined in Section 2.2(b).

          "Escrow Amount" -- as defined in Section 2.9(c).

          "Escrow Fund" -- as defined in the Escrow Agreement.

          "Exchange Act" -- the Securities Exchange Act of 1934 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

          "Expense Escrow Agreement" -- an escrow agreement in the form of Exhibit 2.9(c)(ii) to be executed by or on behalf of the Company Shareholders.

          "Expense Escrow Amount" -- as defined in Section
2.9(c).

          "Expense Fund" -- as defined in the Expense Escrow
Agreement.

          "Expenses" -- as defined in the Expense Escrow
Agreement.

          "Facilities" -- any real property, leaseholds, or other interests currently or formerly owned, leased or operated by any Acquired Company (or any predecessor Person, including, with respect to the Multi-Arc Division, Andal) and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by any Acquired Company (or any predecessor Person, including, with respect to the Multi-Arc Division, Andal).

          "Federal Tax" -- any Tax imposed under Subtitle A of the IRC.

          "Final Determination" -- (i) with respect to Federal Taxes, a "determination" as defined in Section 1313(a) of the IRC or execution of an IRS Form 870AD and, with respect to Taxes other than Federal Taxes, any final determination of liability in respect of a Tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations) or (ii) the payment of Tax by Parent, Acquisition, Andal, the Company or any other Acquired Company or any of their Affiliates, whichever is responsible for payment of such Tax under applicable law, with respect to any item disallowed or adjusted by a Taxing Authority, provided that such responsible party determines that no action should be taken to recoup such payment and the other party agrees.

          "GAAP" -- U.S. generally accepted accounting principles.

          "Governmental Authorization" -- any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

          "Governmental Body" -- any:

          (a) nation, state, county, city, town, village, district, or other governmental jurisdiction of any nature;

          (b) federal, state, local, municipal, foreign, or other government;

          (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);
or

          (d) multi-national organization or body, or other body, in each case, exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or governmental power of any nature.

          "Hazardous Activity" -- the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment.

          "Hazardous Materials" -- any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

          "HSR Act" -- the Hart-Scott-Rodino Antitrust
Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

          "Indemnified Persons" -- as defined in Section 10.2.

          "Intellectual Property Assets" -- as defined in Section
3.21.

          "Interim Balance Sheet" -- as defined in Section 3.4.

          "IRC" -- the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

          "IRS" -- United States Internal Revenue Service and any successor Governmental Body.

          "Joint Venture Companies" -- Multi-Arc Scientific
Coatings (S) Pte, Ltd., Multi-Arc India Limited, Preci-Coat S.A.
and Multi-Arc Eifeler Beschichtungs GmbH.

          "Knowledge" -- an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter. Andal and the Acquired Companies will be deemed to have "Knowledge" of a particular fact or other matter if any of Andrew J. Frankel, Alan N. Cohen, Peter D. Flood, Walter N. Kreil, Jr., Raymond P. Fontana, Richard H. Horsefall, Debora J. Blair, Charles W. Cathcart, Mark Pellman or any General Manager of a coating center or the Systems Division of the Company has, or at any time had, Knowledge of such fact or other matter. Parent and Acquisition will be deemed to have "Knowledge" of a particular fact or other matter if either of Ernst Kessler or Thomas Weilenmann has, or at any time had, Knowledge of such fact or other matter.

          "Legal Requirement" -- any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

          "Material Adverse Effect" -- a material adverse effect on the business, assets, properties, operations, prospects or financial condition of the Acquired Companies, as a whole, or the Company or Multi-Arc (UK) Limited, individually.

          "Merger" -- as defined in Section 2.1.

          "Merger Consideration" -- as defined in Section 2.4(a).

          "Multi-Arc Division" -- the business, assets, properties and operations of the Multi-Arc Division (as referred to in Andal's Proxy Statement dated July 19, 1994, relating to the Annual Meeting of Andal Shareholders held on August 16, 1994) operated by Andal prior to October 1, 1994.

          "Multiemployer Plan" -- as defined in Section 3.12.

          "Noncompetition Agreements" -- as defined in Section
2.2(b)(ii).

          "Non-Joint Venture Acquired Companies" -- the Acquired
Companies other than the Joint Venture Companies.

          "Occupational Safety and Health Law" -- any Legal
Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards.

          "Order" -- any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other
Governmental Body or by any arbitrator.

          "Ordinary Course of Business" -- an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

          (a)     such action is consistent with the past
practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

          (b) with respect to any such action taken after the date of this Agreement, such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and

          (c) with respect to any such action taken on or prior to the date of this Agreement, (i) such action was similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of such Person, or
(ii) such action was similar in nature and magnitude to actions taken only with the authorization by the board of directors (or by any Person or group of Persons exercising similar authority), and such authorization was, in fact, obtained.

          "Organizational Documents" -- (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership or limited liability partnership; (d) the limited liability company agreement or operating agreement and certificate of formation of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

          "Parent" -- as defined in the Preamble to this Agreement.

          "PBGC" -- Pension Benefit Guaranty Corporation

          "Person" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, limited liability partnership, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

          "Plan" -- as defined in Section 3.12.

          "Post-Closing Tax Period" -- any Tax period beginning after the close of business on the Closing Date and those days which follow the Closing Date and are included in the Tax period which begins before the Closing Date and ends after the Closing Date.

          "Pre-Closing Tax Period" -- any Tax period ending on or before the close of business on the Closing Date and those days which precede and include the Closing Date and are included in the Tax period which begins before the Closing Date and ends after the Closing Date.

          "Principal Andal Shareholders" -- Frankhill Associates,
Andrew J. Frankel, Alan N. Cohen Family Company LLC and Alan N.
Cohen.

          "Principal Andal Shareholders' Agreement" -- as defined in the Recitals to this Agreement.

          "Proceeding" -- any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal or administrative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

          "Proprietary Rights Agreement" -- as defined in Section
3.19(b).

          "Proxy Statement" -- as defined in Section 3.2.

          "Related Person" -- with respect to a particular individual:

          (a)     each other member of such individual's Family;

          (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

          (c)     any Person in which such individual holds
(individually or in the aggregate) a Material Interest; and

          (d)     any Person with respect to which such
individual serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

          (a)     any Person that directly or indirectly
controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

          (b) any Person that holds a Material Interest in such specified Person;

          (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

          (d)     any Person with respect to which such specified
Person serves as a general partner or a trustee (or in a similar capacity); and

          (e) any Related Person of any individual described in clause (b).

For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person.

          "Release" -- any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

          "Representative" -- with respect to a particular
Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

          "Rights" -- all options, warrants and other securities
(including indebtedness) convertible into, exchangeable or exercisable for or otherwise carrying the right to receive shares of Company Common Stock.

          "SEC" -- the Securities and Exchange Commission and any successor thereto.

          "Section 338(h)(10) Election" -- with respect to the purchase and sale of Company Common Stock, the election under
Section 338(h)(10) of the IRC and Treasury Regulations thereunder and any corresponding elections under state, local or foreign law including, if no election may be made pursuant to such law under
Section 338(h)(10) of the IRC or corresponding state, local or foreign law provision, the election under Section 338(g) of the IRC or corresponding state, local or foreign provisions.

          "Securities Act" -- the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

          "Shares" -- as defined in Section 3.3.

          "Subsidiary" -- with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

          "Surviving Corporation" -- as defined in Section 2.1.

          "Tax" -- (i) any tax imposed under Subtitle A of the IRC and any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by any Acquired Company, payroll, employment, excise including the golden parachute excise tax imposed by Section 4999 of the IRC and the greenmail excise tax imposed by Section 5881 of the IRC, severance, stamp, capital stock, occupation, property, environmental or windfall profit tax, premium, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Body (a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign), (ii) liability of any Acquired Company for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group or having been operated as a division of Andal or being a party to any agreement or arrangement whereby liability of any Acquired Company for payments of such amounts was determined or taken into account with reference to the liability of any other Person for any period during the Tax Indemnification Period, and (iii) liability of any Acquired Company for the payment of any amounts as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amounts of the type described in
(i) or (ii) as a result of any express or implied obligation to indemnify any other Person.

          "Tax Asset" -- any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute which could reduce
Taxes (including without limitation deductions and credits related to alternative minimum Taxes).

          "Tax Indemnification Period" -- (i) with respect to any Tax described in clause (i) or (ii) of the definition of "Tax," any Pre-Closing Tax Period of any Acquired Company, and
(ii) with respect to any Tax described in clause (iii) of the definition of "Tax," the survival period of the obligation under the applicable contract or arrangement.

          "Tax Return" -- any return (including any information return), report, statement, schedule, notice, form, or other document or information (including estimated tax or information returns and reports) filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

          "Tax Sharing Agreements" all existing Tax sharing agreements or arrangements (whether or not written) binding on any Acquired Company (including without limitation any agreements or arrangements which afford any other Person the benefit of any Tax Asset of any Acquired Company, afford any Acquired Company the benefit of any Tax Asset of any other Person or require or permit the transfer or assignment of income, revenues, receipts, or gains).

          "Taxing Authority" -- as defined in the definition of "Tax".

          "Threat of Release" -- a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

          "Threatened" -- a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing).

          "Transmittal Letter" -- as defined in Section 2.9.

2.     THE MERGER.

     2.1 THE MERGER. Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the Delaware General Corporation Law (the "DGCL"), Acquisition shall be merged with and into the Company (the "Merger") at the Effective Time. Following the Merger, the Company shall continue its existence under the laws of the State of Delaware as the surviving corporation (the "Surviving Corporation") under the name Multi-Arc Inc. and as a wholly-owned subsidiary of Parent.

     2.2 CLOSING. (a) The closing of the Merger (the "Closing") shall take place at the offices of Kaye, Scholer, Fierman, Hays & Handler, LLP, 425 Park Avenue, New York, New York, at (a) 10:00 A.M., New York City time, on the third business day after all of the conditions set forth in Sections 7 and 8 hereof shall be fulfilled or waived in accordance with this Agreement and applicable law or (b) at such other time, date and/or place as the Company and Acquisition may agree. Subject to the provisions of Section 9, failure to consummate the Merger on the date and time and at the place determined pursuant to this
Section 2.2 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

          (b) At the Closing, Andal and the Company will deliver to Parent and Acquisition:

               (i)     all Delivered Certificates;

               (ii)     noncompetition agreements in the form of
Exhibit 2.2(b)(ii) (the "Noncompetition Agreements"), duly executed by Andal, each Principal Andal Shareholder and Messrs.
Peter D. Flood and Walter N. Kreil, Jr.;

               (iii)     an escrow agreement in the form of
Exhibit 2.2(b)(iii) duly executed by or on behalf of the Company
Shareholders (the "Escrow Agreement");

               (iv)     the Expense Escrow Agreement duly
executed by or on behalf of the Company Shareholders and the escrow agent thereunder;

               (v)     an escrow agreement in the form of Exhibit
2.2(b)(v) duly executed by Andal (the "Andal Escrow Agreement");

               (vi)     resolutions of the shareholders,
directors and/or other applicable body of each Non-Joint Venture Acquired Company (other than the Company) removing all directors and officers of such Non-Joint Venture Acquired Company other than Messrs. Flood and Kreil, and electing Messrs. Flood and Kreil (to the extent not already serving in such capacities) as the sole directors (or equivalent position) and officers of such Non-Joint Venture Acquired Company, and the resignation of each director of the Company listed on Schedule 2.2(b)(vi); and

               (vii)     certificates executed by a duly
authorized executive officer of each of Andal and the Company certifying compliance by Andal and the Company, respectively, with the conditions to Closing set forth in Sections 7.1 and 7.2.

          (c) At the Closing, Parent and Acquisition will deliver to Andal and the Company:

               (i)     the Escrow Agreement and the Andal Escrow
Agreement, each duly executed by Parent and the Surviving
Corporation; and

               (ii)     certificates executed by a duly
authorized executive officer of each of Parent and Acquisition certifying compliance by Parent and Acquisition, respectively, with the conditions to Closing set forth in Sections 8.1 and 8.2.

     2.3 CONSUMMATION OF THE MERGER AND EFFECTIVE TIME. The Merger shall be consummated by filing of a duly executed certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware pursuant to Section 251 of the DGCL. Upon the terms and subject to the conditions hereof, as soon as practicable after the Closing, the Company shall cause to be filed with the Secretary of State of the State of Delaware the Certificate of Merger (the date and time of such filing being the "Effective Time") and the parties hereto shall take all such other and further actions as may be required by law to make the Merger effective.

    2.4 MERGER CONSIDERATION. The manner of converting or canceling shares of the Company and Acquisition in the Merger shall be as follows:

          (a) At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time, other than Shares held in the treasury of the Company, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive in cash, without interest, an amount per Share equal to a pro rata (based on the number of shares of Company Common Stock issued and outstanding as of the Closing Date, assuming the exercise, conversion or exchange, as the case may be, of all Rights) portion of Twenty-Nine Million and Two Hundred Thousand Dollars ($29,200,000) (such pro rata amount, the "Merger Consideration"), subject to reduction by the pro rata portion of any payments made from the Escrow Fund or the Expense Escrow Fund (and, in the case of Andal, subject to reduction by any and all payments made from the Andal Escrow Fund). The Company shall cause all outstanding Rights to be exercised, converted or exchanged, as the case may be, or redeemed prior to the Closing, such that there shall be no outstanding Rights immediately prior to the Effective Time. All outstanding Shares, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a Certificate representing Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration for such Shares (other than Shares held in the treasury and Dissenting Shares) upon the surrender of such Certificate.

          (b) At the Effective Time, each share of capital stock of Acquisition issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Acquisition or the holders of such shares, be converted into an equivalent share of the Surviving Corporation's capital stock.

     2.5     CERTIFICATE OF INCORPORATION AND BY-LAWS.  (a)  The
Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

          (b) The By-Laws of Acquisition, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation (except that the name in the heading thereof shall be changed to "Multi-Arc Inc.") until thereafter amended in accordance with applicable law, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

     2.6     DIRECTORS AND OFFICERS.  The individuals listed on
Schedule 2.6 shall be the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving
Corporation, in each case until their respective successors are duly elected and qualified.

     2.7 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all properties, rights, privileges, powers and franchises of the Company and Acquisition shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Acquisition shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

     2.8 DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by a holder of such Shares who does not vote in favor of the Merger and who complies with all of the relevant provisions of Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, but instead, the holder thereof shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if such holder shall have failed to perfect or shall have effectively withdrawn or lost its rights to dissent under the DGCL, each of such holder's Shares shall thereupon be deemed to have been converted into the right to receive, as of the Effective Time, the Merger Consideration without any interest thereon in accordance with Section 2.4 and such holder shall forfeit its dissenter's rights as provided by Section 262 of the DGCL. The Company shall give Parent notice of all such Dissenting Shares immediately upon its receipt of notice thereof, and Parent shall have the right to participate in all negotiations and proceedings with respect to any demands for payments by the holder of any Dissenting Shares. The Company shall not, except with the prior written consent of Acquisition, voluntarily make or agree to make any payment with respect to, or settle or offer to settle, any such demands for payment. The Company Shareholders shall be solely liable for and obligated to pay any and all amounts paid or payable to any holder of Dissenting Shares in excess of an amount equal to the Merger Consideration and shall indemnify and hold harmless each of Parent and the Surviving Corporation for any such amounts paid by it and any and all costs and expenses (including attorney's fees and expenses) ("Dissenting Share Payments") incurred by Parent or the Surviving Corporation in connection with such negotiations and proceedings. Any and all Dissenting Share Payments for which the Company Shareholders may become liable or obligated pursuant to the preceding sentence shall be made payable solely out of the Escrow Fund, provided, that if at any time there are no funds remaining in the Escrow Fund, Andal shall promptly pay by wire transfer into the Escrow Fund additional funds in an amount sufficient to satisfy any outstanding Claims, up to a maximum aggregate amount equal to the aggregate Dissenting Share Payments, whether or not previously paid (in addition to any amounts deposited therein pursuant to Section 7.13).

     2.9 NOTICES; PAYMENT FOR SHARES. (a) As soon as practicable upon execution of this Agreement, the Company shall give notice of the proposed Merger to each registered holder of Shares in accordance with Section 228(d) and 262(d) of the DGCL. Simultaneously therewith the Company shall send notice of the Proposed Merger to each holder of Rights. As soon as practicable after the later of the Andal Shareholders Meeting and 20 days after the date of mailing of such notices, the Company shall mail and/or make available to each registered holder of Shares (other than those Shares held in the treasury of the Company and Dissenting Shares) or Rights, a notice and instructions for use in effecting the surrender of Share Certificates in exchange for the Merger Consideration, subject to the consummation of the Merger. Such notice shall specify that delivery shall be effected, and risk of loss and title to Certificates evidencing Shares shall pass, only upon proper delivery of the Certificates to the Company or the Surviving Corporation, as the case may be, together with a transmittal letter (the "Transmittal Letter") indicating, among other things, (i) the address to which payment of Merger Consideration should be delivered, (ii) that execution of the Transmittal Letter constitutes execution of the Escrow Agreement and Expense Escrow Agreement and (iii) in the case of the notice to holders of Rights, the terms and conditions under which the holder may exercise, convert or exchange, as the case may be, such Rights for Shares.

          (b) The Company shall give notice to Parent at least three (3) Business Days prior to the Closing Date specifying the Certificates received by it as of the date of such notice

(the "Delivered Certificates"), including (i) in the case of Certificates evidencing Shares, the Certificate number, registered holder and number of Shares represented by each such Delivered Certificate, and (ii) in the case of Certificates evidencing Rights, the Certificate number, if any, the registered holder and the aggregate number of shares of Company Common Stock issuable pursuant thereto.

          (c) At the Closing, upon filing of the Certificate of Merger, Parent shall

               (i)     make payment by wire transfer of
immediately available funds to the escrow agent under the Escrow
Agreement of an amount equal to Two Million Nine Hundred and Twenty Thousand Dollars ($2,920,000) (the "Escrow Amount");

               (ii)     make payment by wire transfer of
immediately available funds to the escrow agent under the Expense Escrow Agreement of an amount equal to Seven Hundred Fifty Thousand Dollars ($750,000) plus any amounts required to be deposited in the Expense Escrow Fund pursuant to Section 7.13 (the "Expense Escrow Amount"; the Merger Consideration less the pro rata (based on the number of Shares issued and outstanding as of the Closing Date, assuming the exercise, conversion or exchange, as the case may be, of all Rights) portion of the Escrow Amount and the Expense Escrow Amount being referred to herein as the "Closing Merger Consideration");

               (iii) make payment of an amount equal to the Closing Merger Consideration payable in respect of the Shares with respect to which Delivered Certificates have been delivered at the Closing, such payments to be made to the respective registered holders of such Delivered Certificates by check, provided, that, with respect to payment of the Merger Consolidation in respect of Shares held by Andal, such payment shall be made as follows:

                    (A)     Nine Hundred Fifty Five Thousand
Dollars ($955,000) shall be paid by wire transfer of immediately available funds to the escrow agent under the Andal Escrow
Agreement; and

                    (B)     the remaining Merger Consideration
payable in respect of Shares held by Andal shall be paid by wire transfer of immediately available funds to an account designated in writing by Andal.

With respect to Certificates received by the Company before the Closing but after the notice referred to in paragraph (b) above, and Certificates received by the Surviving Corporation after the Effective Time, Parent shall make payment to the registered holder thereof as soon as practicable after receipt of such Certificates by check in an amount equal to (i) the Closing Merger Consideration attributable to the number of Shares represented by such Certificates plus (ii) if the Escrow Amount shall have been distributed to the Company Shareholders pursuant to the Escrow Agreement (other than any portion retained for the benefit of holders of undelivered Certificates) and the Escrow Agreement has been terminated, that portion of the Escrow Amount attributable to the number of Shares represented by such Certificates.

          (d) No interest shall be paid or accrued in respect of payments of the Merger Consideration. If payment is to be made to a Person other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the surrendered Certificate or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. At and after the Effective Time, until surrendered in accordance with the provisions of this
Section 2.9, each Certificate (other than Certificates representing Shares held in the treasury of the Company and Dissenting Shares) shall represent for all purposes the right to receive the Merger Consideration in respect of the Shares (or Shares issuable upon exercise, conversion or exchange, as the case may be, of Rights) represented by such Certificate, without any interest thereon, subject to the escrow provisions of this
Article 2. At and after the Effective Time, any holder of Shares or Rights shall cease to have any rights as a stockholder or holder of other securities of the Company, except to surrender its Certificates in exchange for payment of the Merger Consideration attributable thereto as provided in this Section 2.

          (e)     Any amounts payable to the Company pursuant to
Section 4(d) of the Expense Escrow Agreement shall be paid to the Company in accordance with the terms thereof. Any failure to make such payments shall constitute a breach of this Agreement by Andal and the other Company Shareholders.

3.     REPRESENTATIONS AND WARRANTIES OF ANDAL AND THE COMPANY.

          Andal and the Company, jointly and severally, represent and warrant to Parent and Acquisition as follows (it being agreed that Andal shall have no liability for any breach of its representations and warranties contained in this Article 3 other than as a Company Shareholder pursuant to and in accordance with
Article 10):

     3.1 ORGANIZATION AND GOOD STANDING. (a) Part 3.1 of the Disclosure Letter contains a complete and accurate list for each Acquired Company of its name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder and the number of shares held by each). Each Non-Joint Venture Acquired Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. Each Non-Joint Venture Acquired Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities
conducted by it, requires such qualification, except   in such
jurisdictions where the failure to be so qualified would not have a Material Adverse Effect.

          (b) The Company has delivered to Acquisition copies of the Organizational Documents of each Acquired Company, as currently in effect.

     3.2 AUTHORITY; NO CONFLICT. (a) This Agreement constitutes the legal, valid, and binding obligation of each of Andal and the Company, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency and other similar laws affecting creditors' rights generally or general equitable principles. Upon the execution and delivery by Andal and the Company of the Closing Agreements to which it is a party, such Closing Agreements will constitute the legal, valid, and binding obligations of Andal and/or the Company, as the case may be, enforceable against it in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency and other similar laws affecting creditors' rights generally or general equitable principles. Each of Andal and the Company have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Closing Agreements to which it is a party and to perform its obligations hereunder and thereunder.

          (b)     Except as set forth in Part 3.2 of the
Disclosure Letter, neither the execution and delivery of this Agreement or any Closing Document by Andal or the Company, nor the consummation or performance of any of the Contemplated
Transactions by Andal or the Company will, directly or indirectly
(with or without notice or lapse of time):

               (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of Andal or the Acquired Companies, or (B) any resolution adopted by the board of directors or the Andal Shareholders or any Acquired Company;

               (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge successfully any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Andal or any Acquired Company, or any of the assets owned or used by any Acquired Company, may be subject;

               (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Andal or any Acquired Company or that otherwise relates to the business of, or any of the assets owned or used by, any Acquired Company, except for any of the foregoing the occurrence of which would not have a Material Adverse Effect;

               (iv) cause any Acquired Company to become subject to, or to become liable for the payment of, any Tax, except for any Tax arising as a result of the Section 338(h)(10) Election, to the extent made in accordance with Section 11.6;

               (v)     cause any of the assets owned by any
Acquired Company to be reassessed or revalued by any taxing authority or other Governmental Body, except for any reassessment or revaluation arising as a result of the Section 338(h)(10) Election, to the extent made in accordance with Section 11.6;

               (vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract, except for any of the foregoing the occurrence of which would not have a Material Adverse Effect; or

               (vii)     result in the imposition or creation of
any Encumbrance upon or with respect to any of the assets owned or used by any Acquired Company.

          Except as set forth in Part 3.2 of the Disclosure Letter, neither Andal nor any Acquired Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions, other than (i) compliance with any applicable requirement of the HSR Act; (ii) the giving of notice pursuant to Section 228(d) of the DGCL to any Company Shareholder who has not consented to the execution, delivery and performance of this Agreement and consummation of the Contemplated Transactions by the Company, (iii) the filing with the SEC of a proxy statement in definitive form relating to a meeting of Andal Shareholders (the "Andal Shareholders Meeting") to approve the sale of the Company pursuant to the Merger (such proxy statement as amended or supplemented from time to time being hereinafter referred to as the "Proxy Statement"), and the approval thereof by the holders of a majority of the outstanding shares of Andal Common Stock, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (v) compliance with any other applicable requirements of the Federal or state securities laws and (vi) such other notices, filings or Consents, the absence of which would not materially impair the performance of the Contemplated Transactions. Each Principal Andal Shareholder has delivered to Parent and Acquisition the Principal Andal Shareholders' Agreement, duly executed by it. The Principal Andal Shareholders' Agreement is the legal, valid and binding obligation of each Principal Andal Shareholder, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency and other similar laws affecting creditors' rights generally or general equitable principles. Pursuant to the Principal Shareholders' Agreement, Andal Shareholders holding a majority of the issued and outstanding shares of Andal Common Stock have agreed to vote in favor of the sale of the Company pursuant to the Merger at the Andal Shareholders Meeting.

     3.3 CAPITALIZATION. The authorized equity securities of Andal consist of 1,500,000 shares of Andal Common Stock, of which 447,359 shares are issued and outstanding. No shares of Andal Common Stock are held in the treasury of Andal. The authorized equity securities of the Company consist of 100,000 shares of Company Common Stock, of which 100,000 shares (the "Shares") are issued and outstanding. No shares of Company Common Stock are held in the treasury of the Company. The Persons set forth in
Part 3.1 of the Disclosure Letter are and will be on the Closing Date the record and beneficial owners and holders of all Shares and Rights, free and clear of all Encumbrances, except as set forth on Part 3.3 of the Disclosure Letter. With the exception of the Shares, all of the outstanding equity securities and other securities of each Non-Joint Venture Acquired Company are owned of record and beneficially by one or more of the Acquired Companies, free and clear of all Encumbrances. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of any Acquired Company, except as set forth on Part 3.3 of the Disclosure Letter. All of the outstanding equity securities of each Acquired Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of any Acquired Company, except as set forth on Part 3.3 of the Disclosure Letter. None of the outstanding equity securities or any other securities of any Acquired Company was issued in violation of the Securities Act or any other Legal Requirement. Except as set forth in Part 3.3 of the Disclosure Letter, no Acquired Company owns, or has any Contract to acquire, any equity securities or other securities of any Person (other than Acquired Companies) or any direct or indirect equity or ownership interest in any other business. Andal owns of record and beneficially all of the Shares set forth in Part 3.1 of the Disclosure Letter identified as being owned by it, free and clear of all Encumbrances, except as set forth in
Part 3.3 of the Disclosure Letter, and has the unrestricted right to vote such Shares.

     3.4 FINANCIAL STATEMENTS. Andal and the Company have delivered to Acquisition: (i) a consolidated balance sheet of the Company and its Subsidiaries as at September 30 in each of the years 1994 through 1996 (such balance sheet as at September 30, 1996, the "Balance Sheet"), and the related consolidated statements of income, changes in stockholders' equity, and cash flow for the fiscal years then ended, including in each case the notes thereto, together with the report thereon of Ernst & Young, LLP, independent certified public accountants, (ii) an unaudited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 1996, and (iii) an unaudited consolidated balance sheet of the Company and its Subsidiaries as at March 31, 1997 (the "Interim Balance Sheet") and the related unaudited consolidated statements of income, changes in stockholders' equity, and cash flow for the three months then ended, including in each case the notes thereto. Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Company and its Subsidiaries as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP; the financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than the Acquired Companies are required by GAAP to be included in the consolidated financial statements of the Company.

     3.5 BOOKS AND RECORDS. The books of account, minute books, stock record books, and other records of the Acquired Companies (and, with respect to the Multi-Arc Division, Andal), all of which have been made available to Acquisition, are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minute books of the Acquired Companies (and, with respect to the Multi-Arc Division, Andal) contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors, of the Acquired Companies (and, with respect to the Multi-Arc Division, Andal) since January 1, 1992, and no meeting of any such stockholders, Board of Directors, or committee has been held since January 1, 1992, for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of the Acquired Companies' books and records will be in the possession of the Acquired Companies.

     3.6 TITLE TO PROPERTIES; ENCUMBRANCES. (a) Part 3.6 of the Disclosure Letter contains a complete and accurate list of all real property owned by the Non-Joint Venture Acquired Companies and all leases, subleases, licenses and other agreements under which any Non-Joint Venture Acquired Company has the right to use or occupy, now or in the future, any real property. The Company has delivered or made available to Acquisition copies of the deeds and other instruments (as recorded) by which the Non-Joint Venture Acquired Companies acquired such real property and interests, and copies of all title insurance policies and surveys in the possession of Andal or the Acquired Companies and relating to such property or interests. The Acquired Companies own (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own, including, in the case of the Non-Joint Venture Acquired Companies, all of the properties and assets reflected in the Balance Sheet and the Interim Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in Part 3.6 of the Disclosure Letter and personal property sold since the date of the Balance Sheet or the Interim Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Non-Joint Venture Acquired Companies since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice), which subsequently purchased or acquired properties and assets (other than inventory and short-term investments) are listed in Part 3.6 of the Disclosure Letter.
All material personal property and real property owned by the Non-Joint Venture Acquired Companies are free and clear of all Encumbrances, except as set forth in Part 3.6 of the Disclosure Letter, and except (i) with respect to all such properties and assets, (a) mortgages or security interests shown on the Balance Sheet or the Interim Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Interim Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (c) liens for current taxes not yet due, (d) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, and (e) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance, old age pension programs mandated under applicable legal requirements or other social security, and (ii) with respect to real property, (a) encumbrances of a minor nature that do not, individually or in the aggregate, (x) interfere in any material respect with, or materially increase the cost of, the use, occupancy or operation of the applicable parcel of owned or leased property as currently used, occupied and operated or (y) materially reduce the fair market value of the applicable parcel of owned or leased property below the fair market value such parcel would have but for such encumbrances, and (b) zoning laws and other land use restrictions, not violated by existing improvements on or the current use of the real property or any portion thereof, that do not materially impair the present use of the property subject thereto. There are no encroachments or other facts or conditions affecting any parcel of real property owned or leased by any Non-Joint Venture Acquired Company that would be revealed by an accurate survey or physical inspection thereof which would (i) interfere in any material respect with, or materially increase the cost of, the use, occupancy or operation thereof as currently used, occupied and operated or (ii) materially reduce the fair market value thereof below the fair market values such parcel would have had but for such encroachment or other fact or condition. No portion of any improvements on the owned or leased property by any Non-Joint Venture Acquired Company encroaches upon the property, or otherwise conflicts with the property rights of any other Person.

          (b) None of the properties set forth in Part 3.6 of the Disclosure Letter is in violation in any material respect of any applicable building, zoning, health or other law, ordinance or regulation in respect of its buildings or other structures or its operation. There are no pending or, to the Knowledge of Andal and the Acquired Companies, Threatened lawsuits or administrative actions relating to such properties or other matters which would have a material adverse effect upon the use, occupancy or value thereof. All such properties have received all material Governmental Authorizations required in connection with the ownership or operation thereof. Each such property and the operation thereof conforms to the requirements of all restrictive covenants or other Encumbrances affecting all or any material part of such property.

          (c) None of Andal or the Non-Joint Venture Acquired Companies has received notice or has Knowledge that either the whole or any portion of any property set forth in Part 3.6 of the Disclosure Letter is subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Body or other Person with or without payment or compensation therefor, nor, to the Knowledge of Andal and the Acquired Companies, has any such condemnation, expropriation or taking been proposed.

          (d) None of the property set forth in Part 3.6 of the Disclosure Letter is located within a special flood hazard zone or in any conservation or historic district. To the Knowledge of Andal and the Acquired Companies, none of such property has been designated as a landmark.

          (e) All utilities necessary for the operation of the businesses at the properties set forth in Part 3.6 of the Disclosure Letter (including, without limitation, electricity, gas, telephone, water and sanitary sewers) have been connected to and are currently serving all buildings or the real property.

          (f)     To the Knowledge of Andal and the Acquired
Companies, there are no outstanding options or rights of first refusal to purchase any of the properties, or any portion thereof or interest therein.

          (g)     Each of the leasehold interests listed on Part
3.6 of the Disclosure Letter (the "Leases") is in full force and effect in accordance with its terms and has not been modified except as set forth on Part 3.6 of the Disclosure Letter. The Company has delivered to Parent and Acquisition a true and complete copy of each Lease. No default under any Lease has been asserted by any party thereto against the other, and there is no default or event which alone or with notice or lapse of time, or both, would constitute a default thereunder by any Non-Joint Venture Acquired Company, or to the Knowledge of Andal and the Acquired Companies, any other party thereto.

     3.7 CONDITION AND SUFFICIENCY OF ASSETS. The coating equipment (including both "PVD" and "CVD" equipment), cleaning lines and quality control, blasting and vacuum heat treatment equipment, and all other material buildings, plants, structures, and equipment (including, without limitation, the electrical, mechanical, plumbing, elevator, heating, ventilating, air conditioning and fire safety systems) owned, leased or used by the Non-Joint Venture Acquired Companies (and, to the Knowledge of the Company and the Acquired Companies, the Joint Venture Companies) are structurally sound, are in good operating condition and repair (except as set forth in Part 3.7 of the Disclosure Letter), and are adequate for the uses to which they are being put, and none of such material buildings, plants, structures, or equipment is in need of maintenance or repairs, in both cases, except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Non-Joint Venture Acquired Companies (and, to the Knowledge of the Company and the Acquired Companies, the Joint Venture Companies) own or have the legal right to use (and at the Closing will own or have the legal right to use) all assets, properties and rights necessary for the continued conduct of their respective businesses immediately after the Closing in substantially the same manner as conducted prior to the Closing.

     3.8 ACCOUNTS RECEIVABLE. All accounts receivable of the Non-Joint Venture Acquired Companies that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Acquired Companies (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserves as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserves reflected in the Interim Balance Sheet or on the accounting records of the Acquired Companies represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, 95% of the accounts receivable of the Company outstanding on the Closing Date will be collected in full, without any set-off, within 90 days (120 days with regard to the remaining 5%) after the respective days on which such receivables first become due and payable, provided that each of the accounts receivable of the Company outstanding on the Closing Date in respect of sales of coating equipment will be collected, in full, without any set-off, within 180 days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable, other than (i) returns in the Ordinary Course of Business and (ii) such contests, claims or rights of set-off which in the aggregate will not exceed the respective reserves for Accounts Receivable shown on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Acquired Companies. Part 3.8 of the Disclosure Letter contains complete and accurate list of all Accounts Receivable as of December 31, 1996 and as of the date of the Interim Balance Sheet, which list sets forth the aging of such Accounts Receivable. Within three (3) Business Days after the end of the calendar month in which the Closing occurs, the Company shall deliver to Parent a complete and accurate list of all accounts receivable of the Non-Joint Venture Acquired Companies as of the Closing Date.

     3.9     NO UNDISCLOSED LIABILITIES.  Except as set forth in
Part 3.9 of the Disclosure Letter, the Non-Joint Venture Acquired Companies (and, to the Knowledge of the Company and the Acquired Companies, the Joint Venture Companies) have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations (i) reflected or reserved against in the Balance Sheet or the Interim Balance Sheet, (ii) current liabilities incurred in the Ordinary Course of Business since the respective dates thereof and (iii) of the type which are covered by any of the other representations and warranties contained herein, which representations and warranties are not violated thereby.

     3.10 TAXES. (a) The Non-Joint Venture Acquired Companies (and, with respect to the Multi-Arc Division and any Tax Returns that include any of the Acquired Companies, Andal) have filed or caused to be filed on a timely basis all federal and other material Tax Returns (including with respect to all Taxes required by Legal Requirements to be withheld or collected) that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. Andal and the Company have delivered to Parent and Acquisition copies of, and Part 3.10 of the Disclosure Letter contains a complete and accurate list of, all such Tax Returns filed with respect to all years ending on or after September 30, 1991. The Non-Joint Venture Acquired Companies (and, with respect to the Multi-Arc Division and any Tax Returns that include any of the Acquired

Companies, Andal) have paid, or made provision for the payment of, all Taxes (including all Taxes required by Legal Requirements to be withheld or collected) that are shown as due on such Tax Returns (including any payments made pursuant to any Tax Sharing Agreement), or pursuant to any assessment received by any Non-Joint Venture Acquired Company (and, with respect to the Multi-Arc Division and any Tax Returns that include any of the Acquired Companies, Andal) with respect to such returns, except such Taxes, if any, as are listed in Part 3.10 of the Disclosure Letter and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet and the Interim Balance Sheet.

          (b) All federal and other material income Tax Returns of each Non-Joint Venture Acquired Company (and, with respect to the Multi-Arc Division and any Tax Returns that include any of the Acquired Companies, Andal) have been audited by the relevant Taxing Authority limitations for all taxable years since 1981 and through 1992. Part 3.10 of the Disclosure Letter contains a complete and accurate list of all audits of all such Tax Returns. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Part 3.10 of the Disclosure Letter, are being contested in good faith by appropriate proceedings. Except as described in Part 3.10 of the Disclosure Letter, neither Andal (in respect of any Tax Return relating to the Multi-Arc Division or that includes any of the Acquired Companies) nor any Non-Joint Venture Acquired Company (or any member of any affiliated, consolidated, combined or unitary group of which Andal (in respect of any Tax Return relating to the Multi-Arc Division or that includes any of the Acquired Companies) or any Non-Joint Venture Acquired Company has been a member) has given waivers or extensions of any statute of limitations relating to the payment of Taxes of any Non-Joint Venture Acquired Company or for which any Non-Joint Venture Acquired Company may be liable, which period (after giving effect to such waiver or extension) has not yet expired. There are no requests for rulings or determinations in respect of any Tax or Tax Asset pending between Andal (in respect of any Tax Return relating to the Multi-Arc Division or that includes any of the Acquired Companies) or any Non-Joint Venture Acquired Company and any Taxing Authority.

          (c) There is no tax sharing agreement that will require any payment by any Non-Joint Venture Acquired Company after December 31, 1996. No Acquired Company is, or within the five-year period preceding the Closing Date has been, an "S" corporation. None of the property owned or used by a Non-Joint Venture Acquired Company is subject to a tax benefit transfer lease executed in accordance with Section 168(f)(8) of the Internal Revenue Code of 1954, as amended. None of Andal or any Non-Joint Venture Acquired Company nor any other Person on behalf of any Non-Joint Venture Acquired Company has entered into nor will it enter into any agreement or consent pursuant to Section 341(f) of the IRC. Except as described in Section 11.7, there are no liens for Taxes upon the assets of any Non-Joint Venture Acquired Company except liens for current Taxes not yet due. Except as disclosed in Part 3.10 of the Disclosure Letter, no Non-Joint Venture Acquired Company will be required to include any adjustment in taxable income for any Post-Closing Tax Period under Section 481(c) of the IRC (or any similar provision of the Tax laws of any jurisdiction) as a result of a change in method of accounting for a Pre-Closing Tax Period or pursuant to the provisions of any agreement entered into with any Taxing Authority with regard to the Tax liability of any Non-Joint Venture Acquired Company for any Pre-Closing Tax Period. No Non-Joint Venture Acquired Company is currently under any contractual obligation to pay any amounts of the type described in clause
(ii) or (iii) of the definition of "Tax".

          (d) Between the date of this Agreement and the Closing Date, no Non-Joint Venture Acquired Company or, with respect to the Acquired Companies, Andal, shall without the consent of Parent, which consent shall not be unreasonably withheld, make or change any tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, to the extent that any such action or omission is inconsistent with its past practices, except as required by applicable law.

          (e) All federal and other material Tax Returns required to be filed by any Non-Joint Venture Acquired Company or, with respect to the Acquired Companies, Andal, on or before the Closing Date will be filed on or before the Closing Date and be filed when due in accordance with all Legal Requirements (with respect to timeliness of filing (including extensions) and other such procedural requirements). As of the time of filing, all Taxes shown as due on such Tax Returns will be paid.

          (f)     To the Knowledge of Andal and the Acquired
Companies, no Joint Venture Company is in default in the payment of Taxes to any Governmental Body.

     3.11 NO MATERIAL ADVERSE CHANGE. Since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of any Acquired Company, and, to the Knowledge of Andal and the Acquired Companies, no event has occurred or circumstance exists that is reasonably likely to result in such a material adverse change.

     3.12     EMPLOYEE BENEFITS.  (a)  Except as set forth in
Part 3.12(a) of the Disclosure Letter, no Acquired Company or ERISA Affiliate thereof (i) maintains or contributes to or has any obligation with respect to, and none of the employees of any Acquired Company are covered by, any material bonus, deferred compensation, severance pay, pension, profit-sharing, retirement, insurance, stock purchase, stock option, or other fringe benefit plan, arrangement or practice, written or otherwise, or any other material "employee benefit plan," as defined in Section 3(3) of ERISA, whether formal or informal (collectively, "Plans"), or
(ii) is a party to any contract for the employment of any employee of any Acquired Company or any ERISA Affiliate or any other Person who renders services to any Acquired Company or any ERISA Affiliate. None of the Plans is subject to Title IV of ERISA or a funded welfare benefit plan, as defined in Section 419 of the IRC. Except as set forth in Part 3.12(a) of the Disclosure Letter, no Acquired Company or ERISA Affiliate has any agreement or commitment to create any additional Plan, enter into any employment agreement or to amend, modify or change any existing Plan or employment agreement in any material respect, except as may be required by the IRC.

          (b) With respect to each Plan, Andal and the Company have heretofore delivered or caused to be delivered or made available to Parent and Acquisition true, correct and complete copies of (i) all documents which comprise the most current version of each of such

Plan, including any related trust agreements, insurance contracts, or other funding or investment agreements and any written amendments thereto, and (ii) with respect to each Plan that is an "employee benefit plan," as defined in Section 3(3) of ERISA, (A) the most recent Annual Report (Form 5500 Series) and accompanying schedules for each of the Plans for which such a report is required, (B) the most current summary plan description (and any current summary of material modifications), (C) the most recent certified financial statements for each of the Plans for which such a statement is required or was prepared, (D) Form PBGC-1 filed in the most recent plan year for each of the Plans for which such form was required to be filed, and (E) for each Plan intended to be "qualified" within the meaning of Section 401(a) of the IRC, the most recent IRS determination letter issued with respect to such Plan. Since the date of the docu-

ments delivered, there has not been any material change in the assets or liabilities of any of the Plans or any change in their terms and operations which could reasonably be expected to affect or alter the tax status or materially affect the cost of main-

taining such Plan (other than any changes required by law). Each of the Plans subject to Section 401(a) of the IRC can be amended, modified or terminated by any Acquired Company or ERISA Affiliate within a period of thirty (30) days.

          (c) Each Acquired Company and ERISA Affiliate has performed and complied in all material respects with all of its obligations under and with respect to the Plans and each of the Plans has, at all times, in form, operation and administration complied in all material respects with its terms, and, where applicable, the requirements of the IRC, ERISA and all other applicable laws. Each Plan which is intended to be "qualified" within the meaning of Section 401(a) of the IRC has been determined by the IRS to be so qualified and, to the Knowledge of Andal and the Acquired Companies, nothing has occurred which reasonably could be expected to adversely affect such qualified status.

          (d) There are no unpaid contributions due prior to the date hereof with respect to any Plan that are required to have been made under the terms of the Plan or any applicable law. With respect to each plan subject to Section 412 of the IRC maintained for employees of the Acquired Companies or any ERISA Affiliate, there has occurred no failure to meet the minimum funding standards of Section 412 of the IRC (whether or not waived in accordance with Section 412(d) of the IRC) or failure to make by its due date a required installment under Section 412(m) of the IRC.

          (e) None of the Acquired Companies has any obligation to provide health benefits or other non-pension benefits to retired or other former employees, except as specifically required by Section 4980B of the IRC or Part 6 of Title I of ERISA (or similar state law) or as set forth in Part 3.12(e) of the Disclosure Letter, and the Acquired Companies have complied with the requirements of IRC Section 4980B and such Part
6. None of the Acquired Companies will have any liability under any item listed in Part 3.12(e).

          (f)     Neither the Acquired Companies nor any other
"disqualified person" or "party in interest," as defined in Sec-

tion 4975 of the IRC and Section 3(14) of ERISA, respectively, has engaged in any "prohibited transaction," as defined in Sec-tion 4975 of the IRC or Sec-tion 406 of ERISA, with respect to any Plan nor have there been any fiduciary violations under ERISA which could subject any Acquired Company or any ERISA Affiliate (or any officer, director or employee thereof) to any material penalty or tax under Section 502(i) of ERISA or Sections 4971 or 4975 of the IRC.

          (g) Except as set forth in Part 3.12(g) of the Disclosure Letter, with respect to any Plan: (i) no filing, application or other matter is pending with the IRS, the PBGC, the United States Department of Labor or any other governmental body, (ii) there is no material action, suit or similar type of claim pending (nor, to the Knowledge of Andal and the Acquired Companies, any basis for such a claim), other than routine claims for benefits, and (iii) there are no material outstanding liabilities for taxes, penalties or fees.

          (h) Except as set forth in Part 3.12(h) of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of any or all of the Contemplated Transactions will: (i) entitle any current or former employee of the Acquired Companies or any ERISA Affiliate to severance pay, unemployment compensation or any similar payment, (ii) accelerate the time of payment or vesting or increase the amount of any compensation due to any such employee or former employee, (iii) directly or indirectly result in any payment made or to be made to or on behalf of any person to constitute a "parachute payment" within the meaning of Section 280G of the IRC or (iv) entitle any current or former employee to any other payment or compensation of any kind (other than payment of the Merger Consideration in respect of Company Common Stock held by such employee).

          (i)     No Plan has been established or amended since
September 30, 1996.

     3.13     COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL
AUTHORIZATIONS.   (a)  Except as set forth in Part 3.13(a) of the
Disclosure Letter (and except as to the Joint Venture Companies as to which all of the representations in this Section 3.13(a) are given to the Knowledge of Andal and the Acquired Companies):

               (i) each Acquired Company (and, with respect to the Multi-Arc Division, Andal) is, and at all times since January 1, 1992 has been, in compliance in all material respects with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

               (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) is reasonably likely to constitute or result in a violation by any Acquired Company (or, with respect to the Multi-Arc Division, Andal) of, or a failure on the part of any Acquired Company (or, with respect to the Multi-Arc Division, Andal) to comply with, any Legal Requirement, or (B) is reasonably likely to give rise to any obligation on the part of any Acquired Company (or, with respect to the Multi-Arc Division, Andal) to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

               (iii)     to the Knowledge of Andal and the
Acquired Companies, no Acquired Company (or, with respect to the Multi-Arc Division, Andal) has received, at any time since January 1, 1992, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of any Acquired Company (or, with respect to the Multi-Arc Division, Andal) to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

          (b) Part 3.13(b) of the Disclosure Letter contains a complete and accurate list of each material Governmental Authorization that is held by any Non-Joint Venture Acquired Company (or, with respect to the Multi-Arc Division, Andal) or that otherwise relates to the business of, or to any of the assets owned or used by, any Non-Joint Venture Acquired Company (or, with respect to the Multi-Arc Division, Andal). Each Governmental Authorization listed or required to be listed in
Part 3.13 of the Disclosure Letter is valid and in full force and effect. Except as set forth in Part 3.13 of the Disclosure
Letter:

               (i) each Non-Joint Venture Acquired Company (and, with respect to the Multi-Arc Division, Andal) is, and at all times since January 1, 1992 has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part
3.13 of the Disclosure Letter;

               (ii) no event has occurred or circumstance exists that is reasonably likely to (with or without notice or lapse of time) (A) constitute or result in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in
Part 3.13 of the Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in
Part 3.13 of the Disclosure Letter;

               (iii) no Non-Joint Venture Acquired Company (or, with respect to the Multi-Arc Division, Andal) has received, at any time since January 1, 1992, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any material Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any material Governmental Authorization; and

               (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 3.13 of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental

Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Governmental Authorizations listed in Part 3.13 of the Disclosure Letter collectively constitute all of the material Governmental Authorizations necessary to permit the Non-Joint Venture Acquired Companies to lawfully conduct and operate their business in the manner they currently conduct and operate such business and to permit the Non-Joint Venture Acquired Companies to own and use their assets in the manner in which they currently own and use such assets.

          (c) To the Knowledge of Andal and the Acquired Companies, (i) the Joint Venture Companies have all material Governmental Authorizations necessary to permit the Joint Venture Companies to lawfully conduct and operate their respective businesses in the manner they currently conduct and operate such businesses and to permit the Joint Venture Companies to own and use their assets in the manner in which they currently own and use such assets, (ii) all such Governmental Authorizations are in full force and effect, and (iii) each Joint Venture Company is, and at all times since January 1, 1992 has been, in full compliance with all of the terms and requirements of such Governmental Authorizations.

     Notwithstanding the foregoing, neither Andal nor any Acquired Company makes any representation or warranty in this
Section 3.13 with respect to Taxes.

     3.14     LEGAL PROCEEDINGS; ORDERS.   (a)  Except as set
forth in Part 3.14 of the Disclosure Letter, there is no pending
Proceeding, and, to the Knowledge of the Company and the Acquired
Companies, no investigation:

               (i) that has been commenced by or against any Acquired Company (or, with respect to the Multi-Arc Division, Andal) or that otherwise relates to or may affect the business of, or any of the assets owned or used by, any Acquired Company (or, with respect to the Multi-Arc Division, Andal); or

               (ii)     that challenges, or that may have the
effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of Andal and the Acquired Companies, no such Proceeding or investigation has been Threatened. The Company has delivered to Acquisition copies of all pleadings, correspondence, and other documents relating to each Proceeding and investigation listed in Part 3.14 of the Disclosure Letter. The Proceedings and investigations listed in Part 3.14 of the Disclosure Letter will not have a material adverse effect on the business, operations, assets, condition, or prospects of any Acquired Company.

          (b)     Except as set forth in Part 3.14 of the
Disclosure Letter:

               (i)     there is no Order to which any of the
Acquired Companies, or any of the assets owned or used by any Acquired Company, is subject;

               (ii)     Andal is not subject to any Order that
relates to the business of, or any of the assets owned or used by, any Acquired Company; and

               (iii)     to the Knowledge of Andal and the
Acquired Companies, no officer, director, agent, or employee of any Acquired Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of any Acquired Company.

          (c)     Except as set forth in Part 3.14 of the
Disclosure Letter:

               (i) each Acquired Company (and, with respect to the Multi-Arc Division, Andal) is, and at all times since January 1, 1992 has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

               (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which any Acquired Company (or, with respect to the Multi-Arc Division, Andal), or any of the assets owned or used by any Acquired Company, is subject; and

               (iii) neither Andal or any Acquired Company has received, at any time since January 1, 1992, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which any Acquired Company (or, with respect to the Multi-Arc Division, Andal), or any of the assets owned or used by any Acquired Company (or, with respect to the Multi-Arc Division, Andal), is or has been subject.

     Notwithstanding the foregoing, neither Andal nor any Acquired Company makes any representation or warranty in this
Section 3.14 with respect to Taxes.

     3.15 ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth in Part 3.15 of the Disclosure Letter (and except as to the Joint Venture Companies, as to which all of the representations in this Section 3.15 are given to the Knowledge of Andal and the Acquired Companies), since the date of the Balance Sheet, the Acquired Companies have conducted their business only in the Ordinary Course of Business and there has not been any:

          (a) change in any Acquired Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of any Acquired Company;
issuance of any security convertible into such capital stock;
grant of any registration rights;

purchase, redemption, retirement, or other acquisition by any Acquired Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

          (b) amendment to the Organizational Documents of any Acquired Company;

          (c) (i) increase or, except in the Ordinary Course of Business, payment by any Acquired Company of any bonuses, salaries, or other compensation to any stockholder, director, officer or employee or (ii) entry into any employment, severance, or similar Contract with any director, officer, or employee;

          (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of any Acquired Company;

          (e) damage to or destruction or loss of any asset or property of any Acquired Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Acquired Companies, taken as a whole;

          (f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction (other than customer orders) involving a total remaining commitment by or to any Acquired Company of at least $100,000;

          (g) other than in the Ordinary Course of Business, sale, lease, or other disposition of any asset or property of any Acquired Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of any Acquired Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

          (h) purchase or other acquisition of any assets or property by any Acquired Company for a purchase price in excess of $100,000;

          (i) cancellation or waiver of any claims or rights with a value to any Acquired Company or forgiveness of any debt of another party due to any Acquired Company in excess of $25,000 individually, or $100,000 in the aggregate;

          (j) material change in the accounting methods used by any Acquired Company;

          (k) any transaction between any Acquired Company and Andal or any other Affiliate of the Company which is not an Acquired Company;

          (l) any incurrence of indebtedness or borrowing of funds, by any Acquired Company from any third party in excess of $100,000 individually, or $250,000 in the aggregate;

          (m) any payment, discharge or satisfaction of any material claim, liability or obligation (fixed or contingent) by any Acquired Company, other than in the Ordinary Course of Business; or

          (n) agreement, whether oral or written, by any Acquired Company to do any of the foregoing.

     Notwithstanding the foregoing, neither Andal nor any Acquired Company makes any representation or warranty in this
Section 3.15 with respect to Taxes.

     3.16     CONTRACTS; NO DEFAULTS.  (a)  Part 3.16(a) of the
Disclosure Letter contains a complete and accurate list, and the Company has delivered to Acquisition true and complete copies, of:

               (i)     each Applicable Contract (other than
customer orders) that involves performance of services or delivery of goods by one or more Acquired Companies of an amount or value in excess of $100,000;

               (ii)     each Applicable Contract that involves
performance of services or delivery of goods to one or more
Acquired Companies of an amount or value in excess of $100,000;

               (iii)     each lease, rental or occupancy
agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $100,000 and with terms of less than one year);

               (iv)     each licensing agreement or other
Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

               (v) each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

               (vi)     each joint venture, partnership, and
other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by any Acquired Company with any other Person;

               (vii) each Applicable Contract containing covenants that in any way purport to restrict the business activity of any Acquired Company or any director, officer or employee of an Acquired Company or limit the freedom of any Acquired Company or any director, officer or employee of an Acquired Company to engage in any line of business or to compete with any Person;

               (viii)     each material power of attorney granted
by any Acquired Company that is currently effective and outstanding;

               (ix)     each Applicable Contract entered into
other than in the Ordinary Course of Business that contains or provides for an express undertaking by any Acquired Company to be responsible for consequential damages;

               (x)     each Applicable Contract for capital
expenditures in excess of $100,000;

               (xi) each Applicable Contract under which any Acquired Company is liable or obligated for any indebtedness in excess of $100,000 individually, or $250,000 in the aggregate;

               (xii)     each written warranty, guaranty, and or
other similar undertaking with respect to contractual performance extended by any Acquired Company other than in the Ordinary
Course of Business;

               (xiii) each Applicable Contract (including any Applicable Contract evidencing outstanding indebtedness) with Andal, other Affiliates of the Company which are not Acquired Companies or any Related Person of Andal or such Affiliate;

               (xiv) each Applicable Contract relating to the ION Bond(R) Network of the Acquired Companies; and

               (xv)     each binding amendment, supplement, and
modification (whether oral or written) in respect of any of the foregoing.

          (b) Except as set forth in Part 3.16(b) of the Disclosure Letter:

               (i) neither Andal or other Affiliates of the Company which are not Acquired Companies nor any Related Person of Andal or any such Affiliate has or may acquire any rights under, and may not become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, any Acquired Company; and

               (ii)     to the Knowledge of Andal and the
Acquired Companies, no officer, director, agent, employee, consultant, or contractor of any Acquired Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to
(A) engage in or continue any conduct, activity, or practice relating to the business of any Acquired Company, or (B) assign to any Acquired Company or to any other Person any rights to any invention, improvement, or discovery.

          (c) Except as set forth in Part 3.16(c) of the Disclosure Letter, each Applicable Contract identified or required to be identified in Part 3.16(a) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms.

          (d) Except as set forth in Part 3.16(d) of the Disclosure Letter:

               (i) each Acquired Company (and, with respect to the Multi-Arc Division, Andal) is, and at all times since January 1, 1994 has been, in compliance with all material applicable terms and requirements of each Applicable Contract;

               (ii) each other Person that has or had any obligation or liability under any Applicable Contract under which any Acquired Company is liable or obligated for an amount in excess of $100,000 individually, or $250,000 in the aggregate, is, and at all times since January 1, 1994 has been, in compliance with all material applicable terms and requirements of such Contract;

               (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give any Acquired Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

               (iv)     to the Knowledge of Andal and the
Acquired Companies, neither any Acquired Company nor, with respect to the Multi-Arc Division, Andal has given to or received from any other Person, at any time since January 1, 1994, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Applicable Contract.

          (e) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to any Acquired Company under current or completed Applicable Contracts with any Person and no demand of any such Person for such renegotiation has been received by any Acquired Company.

          (f) The Contracts relating to the provision of products or services by the Acquired Companies have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

     Notwithstanding the foregoing, neither Andal nor any Acquired Company makes any representation or warranty in this
Section 3.16 with respect to Taxes.

     3.17     INSURANCE.   (a)  The Company has delivered to
Acquisition:

               (i) true and complete copies of all policies of insurance to which any Non-Joint Venture Acquired Company is a party or under which any Non-Joint Venture Acquired Company, or any director (in his capacity as a director) of any Non-Joint Venture Acquired Company, is or has been covered at any time within the three years preceding the date of this Agreement;

               (ii)     true and complete copies of all pending
applications for policies of insurance; and

               (iii)     any statement by the auditor of Andal's
or any Non-Joint Venture Acquired Company's financial statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

          (b)     Part 3.17(b) of the Disclosure Letter
describes:

               (i)     any self-insurance arrangement by or
affecting any Non-Joint Venture Acquired Company, including any reserves established thereunder;

               (ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by any Non-Joint Venture Acquired Company (or, with respect to any Acquired Company, by Andal); and

               (iii) all obligations of the Non-Joint Venture Acquired Companies (and, with respect to any Acquired Company, of Andal) to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.
          (c) Part 3.17(c) of the Disclosure Letter sets forth, by year, for the current policy year and each of the three preceding policy years:

               (i)     a summary of the loss experience under
each policy;

               (ii)     a statement describing each claim under
an insurance policy for an amount in excess of $25,000 individually, or $100,000 in the aggregate, which sets forth:

                    (A)     the name of the claimant;

                    (B)     a description of the policy by
insurer, type of insurance, and period of coverage; and

                    (C)     the amount and a brief description of
the claim; and

               (iii)     a statement describing the loss
experience for all claims that were self-insured, including the number and aggregate cost of such claims.

          (d) Except as set forth on Part 3.17(d) of the Disclosure Letter:

               (i)     All policies to which any Non-Joint
Venture Acquired Company is a party or that provide coverage to any Non-Joint Venture Acquired Company, or any director or officer of a Non-Joint Venture Acquired Company:

                    (A)     are valid, outstanding, and
enforceable;

                    (B)     taken together, provide adequate
insurance coverage for the assets and the operations of the Non-Joint Venture Acquired Companies for all risks normally insured against by a Person carrying on the same business or businesses as the Non-Joint Venture Acquired Companies;

                    (C)     are sufficient for compliance with
all Legal Requirements and Contracts to which any Non-Joint
Venture Acquired Company is a party or by which any of them is bound;

                    (D)     will continue in full force and
effect following the consummation of the Contemplated
Transactions; and

                    (E)     do not provide for any retrospective
premium adjustment or other experienced-based liability on the part of any Acquired Company.

               (ii) Neither Andal (with respect to the Multi-Arc Division) nor any Non-Joint Venture Acquired Company has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

               (iii) Andal, all Affiliates of Andal and the Non-Joint Venture Acquired Companies have paid all premiums due, and have otherwise performed all of their respective obligations, under each policy that provides coverage to any Non-Joint Venture Acquired Company or director thereof.

               (iv) The Non-Joint Venture Acquired Companies have given notice to the insurer of all claims that may be insured thereby.

     3.18     ENVIRONMENTAL MATTERS.  Except as set forth in Part
3.18 of the Disclosure Letter:

          (a) The operations and Facilities of each Acquired Company and, with respect to the Multi-Arc Division, Andal are, and at all times since January 1, 1992 have been, in compliance in all material respects with and are not liable under any applicable Environmental Laws. Neither Andal nor any Acquired Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or Threatened order, notice, or other communication from (i) any Governmental Body, private citizen acting in the public interest, or other party, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any Acquired Company (or, with respect to the Multi-Arc Division, Andal) has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, treated, stored or processed by any Acquired Company (or, with respect to the Multi-Arc Division, Andal) or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

          (b) There are no pending or, to the Knowledge of Andal and the Acquired Companies, Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which any Acquired Company (or, with respect to the Multi-Arc Division, Andal) has or had an interest.

          (c) Neither Andal nor any Acquired Company, nor any other Person for whose conduct they are or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which any Acquired Company (or, with respect to the Multi-Arc Division, Andal) (or any predecessor), has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

          (d) There has been no Release or, to the Knowledge of Andal and the Acquired Companies, Threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, treated, stored or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which any Acquired Company (or, with respect to the Multi-Arc Division, Andal) has or had an interest, or any geologically or hydrologically adjoining property, whether by Andal, any Acquired Company, or any other Person.

          (e) The Company has delivered to Acquisition true and complete copies and results of any reports, studies, analyses, tests, or monitoring results, containing material information, possessed or initiated by Andal or any Acquired Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by any Acquired Company (or, with respect to the Multi-Arc Division, Andal) or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

     3.19     EMPLOYEES.   (a)  Part 3.19 of the Disclosure
Letter contains a complete and accurate list of the following information for each employee or director of the Non-Joint Venture Acquired Companies, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since January 1, 1995; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any Non-Joint Venture Acquired Company's pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, or any other Plan.

          (b) No employee or director of any Non-Joint Venture Acquired Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Non-Joint Venture Acquired Companies, or (ii) the ability of any Acquired Company to conduct its business, including any Proprietary Rights Agreement with Andal or the Acquired Companies by any such employee or director. To the Knowledge of Andal and the Acquired Companies, no director, officer, or other key employee of any Acquired Company intends to terminate his employment with such Acquired Company.

          (c) Part 3.19 of the Disclosure Letter also contains a complete and accurate list of the following information for each retired employee or director of the Non-Joint Venture Acquired Companies, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

     3.20 LABOR RELATIONS; COMPLIANCE. Since January 1, 1994, neither any Acquired Company (nor, with respect to the Multi-Arc Division, Andal) has been or is a party to any collective bargaining or other labor Contract. Since January 1, 1994, there has not been, there is not presently pending or existing, and to the Knowledge of Andal and the Acquired Companies there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting any Acquired Company (or, with respect to the Multi-Arc Division, Andal) relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting any of the Acquired Companies or their premises, or (c) any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could reasonably be expected to provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by any Acquired Company, and no such action is contemplated by any Acquired Company. Each Acquired Company (and with respect to the Multi-Arc Division, Andal) has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. Neither any Acquired Company nor, with respect to the Multi-Arc Division, Andal is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

     3.21     INTELLECTUAL PROPERTY.  (a)  Intellectual Property
Assets -- The term "Intellectual Property Assets" includes:

               (i)     the name "Multi-Arc", all trade names,
registered and material unregistered trademarks, service marks, and applications (collectively, "Marks");

               (ii)     all patents, patent applications,
including continuations, continuations-in-part, and divisional applications, and inventions and discoveries that may be patentable (collectively, "Patents");

               (iii)     all copyrights in both published works
and unpublished works (collectively, "Copyrights"); and

               (iv)     all confidential information, including
know-how, trade secrets, customer lists, computer software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets");

owned, used, or licensed by any Acquired Company as licensee or licensor.

          (b) Agreements -- Part 3.21(b) of the Disclosure Letter contains a complete and accurate list and summary description of all Applicable Contracts relating to Intellectual Property Assets, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $10,000 under which an Acquired Company (or, with respect to the Multi-Arc Division, Andal) is the licensee. There are no outstanding and, to Andal's and the Acquired Companies' Knowledge, no Threatened disputes or disagreements with respect to any such agreement, and each Acquired Company party to any such agreement is in material compliance therewith.

          (c)     Know-How Necessary for the Business

               (i) Except as disclosed in Part 3.21(c) of the Disclosure Letter, one or more of the Acquired Companies is the owner of all right, title, and interest in and to or is otherwise licensed or has the right to use each of the Intellectual Property Assets used in the operation of the Acquired Companies' business as currently conducted, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.

               (ii) Except as set forth in Part 3.21(c) of the Disclosure Letter, all former and current managerial or engineering employees, and consultants and independent contractors performing similar functions of each Acquired Company have executed written Contracts with one or more of the Acquired Companies that assign to one or more of the Acquired Companies all rights to any inventions, improvements, discoveries, or information relating to the business of any Acquired Company. No employee of any Acquired Company has entered into any Contract that restricts or limits in any material respect the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than one or more of the Acquired Companies or their agents or representatives.

          (d)     Patents

               (i) Part 3.21 (d) of the Disclosure Letter contains a complete and accurate list and summary description of all patents and patent applications issued or filed. One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of such patents and patent applications, free and clear of any and all liens, security interests, charges, encumbrances, entities, and other adverse claims.

               (ii) All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), to the Knowledge of Andal and the Acquired Companies are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

               (iii) No Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To the Knowledge of Andal and the Acquired
Companies, there is no potentially interfering patent or patent application of any third party.

               (iv) Except as set forth in Part 3.21(d) of the Disclosure Letter, to the Knowledge of Andal and the Acquired Companies, no Patent is being infringed. There has been no challenge to the validity or enforceability of any Patent, nor, to the

Knowledge of Andal and the Acquired Companies, no threat of any such challenge. None of the products manufactured and sold, nor any process or know-how used, by any Acquired Company infringes or, to the Knowledge of Andal and the Acquired Companies, is alleged to infringe any patent or other proprietary right of any other Person.

               (v)     All products made or sold by or for any
Acquired Company (or, with respect to the Multi-Arc Division,
Andal) which are covered by claims of Patents have been marked with the patent or patent pending notice as required by applicable Legal Requirements.

          (e)     Trademarks

               (i) Part 3.21(e) of Disclosure Letter contains a complete and accurate list and summary description of all Marks. One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

               (ii) All Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), to the Knowledge of Andal and the Acquired Companies are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

               (iii)     No Mark has been or is now involved in
any opposition, invalidation, or cancellation and, to the Knowledge of Andal and the Acquired Companies, no such action is Threatened with the respect to any of the Marks.

               (iv)     To the Knowledge of Andal and the
Acquired Companies, there is no potentially infringing or interfering trademark or trademark application of any third party.

               (v) Except as set forth in Part 3.21(e) of the Disclosure Letter, to the Knowledge of Andal and the Acquired Companies, no Mark is infringed or has been challenged or threatened in any way. None of the Marks used by any Acquired Company infringes or, to the Knowledge of Andal and the Acquired Companies, is alleged to infringe any trade name, trademark, or service mark of any third party.

               (vi)     All products and materials containing a
Mark bear the proper federal registration notice where permitted by law.

          (f)     Copyrights

               (i) Part 3.21(f) of the Disclosure Letter contains a complete and accurate list and summary description of all registered or material Copyrights. One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

               (ii) All registered Copyrights are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the date of Closing.

               (iii) Except as set forth in Part 3.21(f) of the Disclosure Letter, to the Knowledge of Andal and the Acquired Companies, no Copyright is infringed or, to the Knowledge of Andal and the Acquired Companies, has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

               (iv)     All works encompassed by the Copyrights
have been marked with the proper copyright notice as required by applicable Legal Requirements.

          (g)     Trade Secrets

               (i) The Acquired Companies (and, with respect to the Multi-Arc Division, Andal) have taken all reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets.

               (ii) One or more of the Acquired Companies has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to the Knowledge of Andal and the Acquired Companies, have not been used, divulged, or appropriated either for the benefit of any Person (other than one or more of the Acquired Companies) or to the detriment of the Acquired Companies. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

     3.22 CERTAIN PAYMENTS. Since January 1, 1994, except as permitted by Section 30A(b) of the Exchange Act, no Non-Joint Venture Acquired Company (or, with respect to the Multi-Arc Division, Andal) or director, officer, agent, or employee of any Non-Joint Venture Acquired Company (or, with respect to the Multi-Arc Division, Andal), or to the Knowledge of Andal and the Acquired Companies, any other Person associated with or acting for or on behalf of any Non-Joint Venture Acquired Company (or, with respect to the Multi-Arc Division, Andal), has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Non-Joint Venture Acquired Company (or, with respect to the Multi-Arc Division, Andal) or any Affiliate of an Non-Joint Venture Acquired Company or Andal, or (iv) in violation of any Legal Requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Non-Joint Venture Acquired Companies. Since January 1, 1994, to the Knowledge of Andal and the Acquired Companies, none of the Joint Venture Companies or any director, officer, agent or employee of any of the Joint Venture Companies or any other Person associated with or acting for or on behalf of any Joint Venture Company has directly or indirectly done any of the foregoing, other than as permitted by Section 30A(b) of the Exchange Act.

     3.23     DISCLOSURE.   (a)  No representation or warranty of
Andal or the Company in this Agreement and no statement in the Disclosure Letter contains an untrue statement or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

          (b) No notice given pursuant to Section 5.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

          (c) There is no fact known to Andal or any Acquired Company that has specific application to any Acquired Company or, with respect to the Multi-Arc Division, Andal (other than general economic or industry conditions) and that materially adversely affects or, as far as Andal or any Acquired Company can reasonably foresee, materially adversely threatens, the assets, business, prospects, financial condition, or results of operations of the Acquired Companies (on a consolidated basis) that has not been set forth in this Agreement or the Disclosure Letter.

     3.24 RELATIONSHIPS WITH RELATED PERSONS. Except as set forth in Part 3.24 of the Disclosure Letter, neither Andal nor any Related Person of Andal or of any Acquired Company has, or since September 30, 1994 has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Acquired Companies' business. Except as set forth in Part 3.24 of the Disclosure Letter, neither Andal nor any Related Person of Andal or of any Acquired Company is, or since September 30, 1994 has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with any Acquired Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Acquired Companies at substantially prevailing market prices and on substantially prevailing market terms, or
(ii) engaged in competition with any Acquired Company with respect to any line of the products or services of such Acquired Company (a "Competing Business") in any market presently served by such Acquired Company except for less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in

Part 3.24 of the Disclosure Letter, neither Andal nor or any Related Person of Andal or of any Acquired Company is a party to any Contract with, or has any claim or right against, any Acquired Company.

     3.25 BROKERS OR FINDERS. Andal and the Company and their respective officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

     3.26 SEC DOCUMENTS. Andal has made available to Parent and Acquisition a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Andal with the SEC since September 30, 1994 and prior to the date of this Agreement (solely as such documents relate to the Acquired Companies, the "Andal SEC Documents"), which are all the documents (other than preliminary material) that Andal was required to file with the SEC since such date. As of their respective dates, the Andal SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Andal SEC Documents, and none of the Andal SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Andal (including, in each case, the notes thereto) included in the Andal SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in accordance with applicable requirements of generally accepted accounting principles as so applied (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which were or are expected, individually or in the aggregate, to be material in amount) the consolidated financial position of Andal and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of Andal and its consolidated Subsidiaries for the periods presented therein.

     3.27 INFORMATION SUPPLIED. The Proxy Statement, at the time it is filed with the SEC or any other regulatory authority, on the date it is first mailed to Andal Shareholders, and at the time of the Andal Shareholders Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (excluding statements or omissions, made in reliance on and in conformity with written information specifically relating to Parent or Acquisition furnished by either of them to Andal expressly for use in the Proxy Statement). If at any time prior to the Andal Shareholders Meeting, any event with respect to Andal or any of its Subsidiaries, or with respect to other information supplied by Andal for inclusion in the Proxy Statement, shall occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the

SEC and, as required by law, disseminated to the Andal
Shareholders. The Proxy Statement will comply as to form, in all material respects, with the provisions of the Exchange Act and the rules and regulations thereunder.

4.     REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION.

          Parent and Acquisition represent and warrant, jointly and severally, to Andal and the Company as follows:

     4.1     ORGANIZATION AND GOOD STANDING.  Each of Parent and
Acquisition is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation.

     4.2     AUTHORITY; NO CONFLICT.   (a)  This Agreement
constitutes the legal, valid, and binding obligation of each of Parent and Acquisition, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency and other similar laws affecting creditors' rights generally or general equitable principles. Upon the execution and delivery by Parent and Acquisition of the Closing Agreements to which it is a party, such Closing Agreements will constitute the legal, valid, and binding obligations of Parent and/or Acquisition, as the case may be, enforceable against it in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency and other similar laws affecting creditors' rights generally or general equitable principles. Each of Parent and Acquisition have the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the Closing Agreements to which it is a party and to perform its obligations hereunder and thereunder.

          (b) Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement or any Closing Document by Parent or Acquisition, nor the consummation or performance of any of the Contemplated Transactions by Parent or Acquisition will, directly or indirectly (with or without notice or lapse of time):

               (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of Parent or Acquisition, or (B) any resolution adopted by the board of directors or the stockholders of Parent or Acquisition;

               (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Parent or Acquisition may be subject; or

               (iii) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract to which Parent or Acquisition is party or by which Parent or Acquisition is bound, except for any of the foregoing the occurrence of which would not give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions.

Except as set forth in Schedule 4.2, neither Parent nor Acquisition is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions, other than
(i) compliance with any applicable requirement of the HSR Act,
(ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) compliance with any other applicable requirements of the Federal or state securities laws and (iv) such other notices, filings or Consents, the absence of which would not materially impair the performance of the Contemplated Transactions.

     4.3 CERTAIN PROCEEDINGS. There is no pending Proceeding that has been commenced against Parent or Acquisition and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To the Knowledge of Parent and
Acquisition, no such Proceeding has been Threatened.

     4.4 BROKERS OR FINDERS. Parent and Acquisition and their respective officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

5.     COVENANTS  OF ANDAL AND THE COMPANY.

     5.1 ACCESS AND INVESTIGATION. Between the date of this Agreement and the Closing Date, Andal will, and will cause each Acquired Company and its Representatives to, (a) afford Parent and Acquisition and their respective Representatives reasonable access to each Acquired Company's personnel, properties, contracts, books and records, and other documents and data, (b) furnish Parent and Acquisition and their respective Representatives with copies of all such contracts, books and records, and other existing documents and data as they may reasonably request, and (c) furnish Parent and Acquisition and their respective Representatives with such additional financial, operating, and other data and information as they may reasonably request.

     5.2     OPERATION OF THE BUSINESS OF THE ACQUIRED COMPANIES.
Between the date of this Agreement and the Closing Date, Andal and the Company will and will cause each other Acquired Company to:

          (a) conduct the business of such Acquired Company only in the Ordinary Course of Business;

          (b) use their Best Efforts to preserve intact the current business organization of such Acquired Company, keep available the services of the current officers, employees, and agents of such Acquired Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with such Acquired Company;

          (c) confer with Parent concerning operational matters of the Acquired Companies of a material nature;

          (d) provide to Parent copies of all information and reports with respect to any Acquired Company that are provided to Andal; and

          (e) otherwise respond to Parent's reasonable requests concerning the status of the business, operations, and finances of such Acquired Company.

     5.3 NEGATIVE COVENANT. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Andal and the Company will not, and will cause each other Acquired Company not to, without the prior written consent of Parent, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section
3.15 would occur or would be likely to occur (viewing such changes or events between date of the Balance Sheet and the Closing Date). Without limiting the generality of the foregoing, except as set forth in Part 5.3 of the Disclosure Letter or as otherwise permitted by this Agreement or consented to in writing by Parent, each of the Company and the other Acquired Companies will refrain from:

          (a) incurring any obligation, liability (accrued, contingent or otherwise) or indebtedness in excess of $100,000;

          (b) except in the Ordinary Course of Business selling, transferring or otherwise disposing of any properties or assets, real, personal or mixed, which have a book value
(individually or collectively) in excess of $25,000 (other than sales of Inventory in the Ordinary Course of Business);

          (c)     purchase or acquire any assets or properties
(other than the purchase of supplies in the ordinary course), for an amount exceeding $100,000 individually, or $250,000 in the aggregate;

          (d)     loaning money or extending credit;

          (e) permitting any insurance policy of the Company or any other Acquired Companies naming it as a beneficiary or a loss payable payee to be canceled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination or cancellation replacement policies providing substantially the same coverage are in full force and effect;

          (f) entering into or terminating any Contract or transaction involving a total commitment by or to any Acquired
Company of at least $100,000; and

          (g) in any other manner, modifying, changing or otherwise altering the fundamental nature of the business of the Company and the other Acquired Companies.

     5.4 APPROVALS OF GOVERNMENTAL BODIES. As promptly as practicable after the date of this Agreement, Andal and the Company will, and will cause each other Acquired Company to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions (including all filings under the HSR Act and the filings contemplated by Section 5.8). Between the date of this Agreement and the Closing Date, Andal and the Company will, and will cause each other Acquired Company to, (a) cooperate with Parent and Acquisition with respect to all filings that Parent and Acquisition are required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Parent and Acquisition in obtaining all consents identified in Section 4.2; provided that this Agreement will not require Andal or any Acquired Company to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

     5.5 NOTIFICATION. Between the date of this Agreement and the Closing Date, Andal and the Company will promptly notify Parent in writing if Andal, the Company or any other Acquired Company becomes aware of any fact or condition that causes or constitutes a Breach of any of Andal's or the Company's representations and warranties as of the date of this Agreement, or if Andal, the Company or any other Acquired Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, Andal and the Company will promptly deliver to Parent and Acquisition a supplement to the Disclosure Letter specifying such change. During the same period, Andal and the Company will promptly notify Parent and Acquisition of the occurrence of any Breach of any covenant of Andal or the Company in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

     5.6     INDEBTEDNESS OF RELATED PERSONS; OTHER AGREEMENTS.
(a) Except as expressly provided in this Agreement, Andal will cause all indebtedness owed to an Acquired Company by Andal, any Affiliate of Andal which is not an Acquired Company or any Related Person of Andal or such Affiliate (including without limitation all outstanding principal and accrued interest under loans to directors, officers and employees by any Acquired Company) to be paid in full at or prior to Closing, and all indebtedness owed by any Acquired Company to Andal, any Affiliate of Andal which is not an Acquired Company or any Related Person of Andal or such Affiliate shall be cancelled.

          (b)  Except as disclosed in Part 5.6 of the Disclosure
Letter, at or prior to the Closing, all Contracts between (x)
Andal (or any Affiliate of Andal which is not an Acquired
Company) and (y) any Acquired Company or any officer, director or employee of any Acquired Company, shall be terminated.

     5.7 NO NEGOTIATION. Until such time, if any, as this Agreement is terminated pursuant to Section 9, Andal and the Company will not, and will cause each other Non-Joint Venture Acquired Company and each of their Representatives not to, and will use their Best Efforts to cause each of the Joint Venture Companies and each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Parent or Acquisition) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of Andal or any Acquired Company, or any of the capital stock of Andal or any Acquired Company, or any merger, consolidation, business combination, or similar transaction involving Andal, the Company or any other Acquired Company.

     5.8 OTHER APPROVALS. (a) As promptly as practicable following the date of this Agreement, Andal shall prepare and file with the SEC the Proxy Statement. Andal shall use its Best Efforts to respond to all SEC comments with respect to the Proxy Statement and to cause the Proxy Statement to be mailed to Andal Shareholders and thereafter to convene and hold the Andal Shareholders Meeting for the purpose of approving the sale of the Company pursuant to the Merger at the earliest practicable date. Parent and Acquisition shall furnish all information concerning itself to Andal as may be reasonably requested in connection with such preparation, filing and response.

          (b) Simultaneously with the execution and delivery of this Agreement, Andal has delivered to Parent and Acquisition a copy of the written consent executed by it in which Andal, in its capacity as a shareholder of the Company, consented (subject to the approval of Andal Shareholders) to the execution, delivery and performance of this Agreement and consummation of the Contemplated Transactions by the Company.

     5.9 BEST EFFORTS. Except as set forth in the proviso of the last sentence of Section 5.4, between the date of this Agreement and the Closing Date, Andal and the Company will use their Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

     5.10 ANDAL LIQUIDATION. Nothing in this Agreement shall be construed so as to restrict the right of the Andal Shareholders to proceed with adoption of a plan of liquidation of Andal, provided, that, in any such liquidation, separate reserves will be maintained in amounts sufficient to satisfy (i) the obligations of Andal under the last sentence of Section 2.8, under Section 7.13 and under Section 11.7 and (ii) to the extent required under applicable law, any other obligations of Andal under this Agreement.

     5.11 INSURANCE. Following the Closing, the Surviving Corporation shall maintain products liability insurance in such amounts as are customarily maintained by businesses engaged in the same or similar businesses similarly situated; provided, however, that the Surviving Corporation shall not be obligated to pay aggregate annual premiums in respect of such insurance in excess of the aggregate annual premiums currently paid by the Company.

6.     COVENANTS OF PARENT AND ACQUISITION PRIOR TO CLOSING DATE.

     6.1 APPROVALS OF GOVERNMENTAL BODIES. As promptly as practicable after the date of this Agreement, Parent and Acquisition will make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions (including all filings under the HSR Act). Between the date of this Agreement and the Closing Date, Parent and Acquisition will cooperate with Andal and the Company with respect to all filings that Andal and the Company are required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with Andal and the Company in obtaining all consents identified in Section 3.2; provided that this Agreement will not require Parent or Acquisition to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

     6.2 BEST EFFORTS. Except as set forth in the proviso of the last sentence of Section 6.1, between the date of this Agreement and the Closing Date, Parent and Acquisition will use their Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

7.     CONDITIONS PRECEDENT TO PARENT'S AND ACQUISITION'S
OBLIGATION TO CLOSE.

          Acquisition's obligation to consummate the Merger and Parent's and Acquisition's obligations to take the other actions required to be taken by them at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Parent and Acquisition, in whole or in part):

     7.1     ACCURACY OF REPRESENTATIONS.   (a) Except for the
representations and warranties of Andal and the Company set forth in Section 3.18, all of Andal's and the Company's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects (except for representations and warranties which are qualified by any of the terms "material," "in all material respects," or "Material Adverse Effect," which must have been accurate in all respects, as so qualified) as of the date of this Agreement, and must be accurate in all material respects (except for representations and warranties which are qualified by any of the terms "material," "in all material respects," or "Material Adverse Effect," which must have been accurate in all respects, as so qualified) as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.

          (b)     Each of Andal's and the Company's
representations and warranties in Sections 3.3 and 3.4 must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.

          (c)     Each of Andal's and the Company's
representations and warranties in Section 3.18 must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter, except for such breaches or inaccuracies with respect to which the liability resulting therefrom could not reasonably be expected to exceed $50,000, in the aggregate.

     7.2     ANDAL'S AND THE COMPANY'S PERFORMANCE.   (a)  All of
the covenants and obligations that Andal and the Company are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

          (b) Each document required to be delivered pursuant to Section 2.2(b) must have been delivered, and each of the covenants and obligations in Section 5.8 must have been performed and complied with in all respects.

     7.3 CONSENTS; TERMINATION OF AGREEMENTS. Each of the Consents identified in Schedule 7.3 must have been obtained and must be in full force and effect, and the original copy of such Consents (or other evidence thereof reasonably satisfactory to Parent and Acquisition) must have been delivered to Parent and Acquisition. Termination statements reflecting a complete release of the UCC-1 financing statements listed on Schedule 7.3 must have been obtained and must be in full force and effect, and evidence of filing of such termination statements with the applicable jurisdictions must have been delivered to Parent and Acquisition. Each of the agreements listed on Schedule 7.3 must have been terminated at no cost to any Acquired Company and with no further liability or obligation on the part of any Acquired Company, and evidence of such termination must have been delivered to Parent and Acquisition at the Closing, each in form and substance reasonably satisfactory to Parent and Acquisition.

     7.4 ADDITIONAL DOCUMENTS. Each of the following documents must have been delivered to Parent and Acquisition:

          (a)     an opinion of Paul, Weiss, Rifkind, Wharton &
Garrison, dated the Closing Date, in the form of Exhibit 7.4(a);

          (b) an opinion of Dillon, Bitar & Luther, dated the Closing Date, in the form of Exhibit 7.4(a);

          (c) estoppel certificates executed on behalf of each of the lessors listed on Schedule 7.4(c), dated as of the Closing Date, each in the form of Exhibit 7.4(c),

          (d) opinions of local counsel with respect to the due organization, good standing, corporate power and authority and capitalization of each of the Subsidiaries of the Company, in form and substance reasonably satisfactory to Parent and Acquisition; and

          (e)     such other documents as Parent or Acquisition
(or their counsel) may reasonably request for the purpose of facilitating the consummation or performance of any of the Contemplated Transactions.

     7.5 NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced or Threatened against Parent or Acquisition or against any Affiliate of Parent or Acquisition, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

     7.6 NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS. There must not have been made or Threatened by any Person any claim (other than claims which, if adversely determined, would not result in any liability to or obligation of Parent or the Surviving Corporation) asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, any of the Acquired Companies, or (b) is entitled to all or any portion of the Merger Consideration payable for the Shares.

     7.7 NO PROHIBITION. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Parent or Acquisition or any Affiliate of Parent or Acquisition to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

     7.8 EMPLOYMENT AGREEMENTS. Acquisition must have entered into employment agreements with each of Peter D. Flood and Walter N. Kreil, Jr., in the form heretofore prepared and initialed by the parties thereto (the "Employment Agreements").

     7.9 COMPLIANCE WITH ISRA. Andal shall have, pursuant to the New Jersey Industrial Site Recovery Act ("ISRA"), obtained a "No Further Action Letter" from or entered into a Remediation Agreement, in form and substance satisfactory to Parent and Acquisition, with the New Jersey Department of Environmental Protection ("NJDEP"), with respect to the Company's Rockaway, New Jersey property. Parent and Acquisition agree to cooperate with all reasonable requests of Andal in complying with ISRA, including providing information reasonably requested by NJDEP, provided that all costs and expenses associated with or in any way relating to or arising from compliance with ISRA shall be borne solely by the Company Shareholders.

     7.10     COMPLIANCE WITH HSR ACT.  The requirements of the
HSR Act applicable to the Contemplated Transactions must have been complied with, and the waiting period thereunder must have expired or been terminated.

     7.11 FILING OF ASSIGNMENTS. Assignments from Andal to the Company of all patents and trademarks listed as being held by Andal or Multi-Arc Scientific Coatings on Parts 3.21(d) and 3.21(e), respectively, of the Disclosure Letter must have been filed with the relevant filing authority in each country listed on such Parts of the Disclosure Letter. All costs and expenses associated with such filings, including without limitation foreign associate fees, foreign government fees, legalizations and attorneys' fees and expenses, shall be paid by Andal.

     7.12 CONVERSION OF COMPANY DEBENTURES. Company Debentures representing 90% of the aggregate principal amount of the Company Debentures outstanding on the date hereof must have been converted into Company Common Stock in accordance with the conversion provisions thereof, with any portion thereof not converted having been redeemed by the Company in accordance with the redemption provisions thereof.

     7.13     TROY, MI  REMEDIATION.     Attached as Schedule
7.13 are the reports of Eckland Consultants, Inc. ("ECI") and Michigan Environmental Services ("MES") regarding potential releases of hazardous materials at the Acquired Companies' facility located in Troy, Michigan. Prior to the Closing, Andal and the Company shall have fully investigated the potential releases described in such reports, and performed any and all remediation with respect thereto recommended by MES and/or ECI. Parent and Acquisition shall be entitled to review and approve any and all investigation and remediation plans proposed to be pursued in connection such investigation and remediation, and the results of such investigation and remediation shall be satisfactory to Parent and Acquisition in all respects, in their sole discretion. All costs and expenses associated with the activities to be performed under this Section 7.13 shall be paid for by the Company Shareholders. If all investigation and remediation recommended by ECI and/or MES shall not have been completed in full prior to the Closing Date in accordance with the foregoing, a portion of the aggregate Merger Consideration equal to the estimated cost of such remaining investigation or remediation, as estimated by ECI, shall be deposited with the escrow agent in a separate account under the Expense Escrow Agreement (in addition to the amount to be deposited therein under Section 2.9(c)) (the "Environmental Escrow") and the Expense Escrow Agreement shall be modified to the extent necessary (i) to reflect such deposit, (ii) to provide for the funding of all investigation and remediation costs and expenses hereunder out of such separate account of the Expense Escrow Fund, (iii) to add Parent and the Surviving Corporation as parties thereto, and (iv) to make any other modifications deemed necessary or appropriate by the parties and consistent with this
Section 7.13. If the Environmental Escrow is insufficient to satisfy all such investigation and remediation costs and expenses, Parent and/or the Surviving Corporation may make a claim for indemnification from the Escrow Fund for all such costs and expenses which remain unpaid. Notwithstanding any other provisions of this Agreement, the limitations on indemnification set forth in Section 10.5 shall not apply to any such claim. If at any time there are no funds remaining in the Escrow Fund, Andal shall promptly pay by wire transfer into the Escrow Fund additional funds in an amount sufficient to satisfy any outstanding Claims, up to a maximum aggregate amount equal to the aggregate amount of remediation costs and expenses paid out of the Escrow Fund pursuant to this Section 7.13 (in addition to any amounts deposited therein pursuant to Section 2.8). From and after the Effective Time, Parent and the Surviving Corporation will be entitled to control any investigation and/or remediation and any related Proceeding under this Section 7.13.

8.  CONDITIONS PRECEDENT TO ANDAL'S AND THE COMPANY'S OBLIGATION
    TO CLOSE.

          The Company's obligation to consummate the Merger and Andal's and the Company's obligations to take the other actions required to be taken by them at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Andal and the Company, in whole or in part):

     8.1 ACCURACY OF REPRESENTATIONS. (a) All of Parent's and Acquisition's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects (except for representations and warranties which are qualified by any of the terms "material," "in all material respects," or "material adverse effect," which must have been accurate in all respects, as so qualified) as of the date of this Agreement and must be accurate in all material respects (except for representations and warranties which are qualified by any of the terms "material," "in all material respects," or "material adverse effect," which must have been accurate in all respects, as so qualified) as of the Closing Date as if made on the Closing Date.

          (b) Since the date of this Agreement, no event or condition shall have occurred causing a material breach of any representation or warranty of Andal and the Company (i) which event or condition is beyond the control of Andal and the Acquired Companies, (ii) which event or condition has had or is likely to have a Material Adverse Effect, and (iii) with respect to which Parent and the Acquired Companies have not waived their right to indemnification under this Agreement after five (5) Business Days' prior written notice of such event or condition. The Closing shall be delayed to the extent necessary in order to allow such five-Business Day period to run.

     8.2 PARENT'S AND ACQUISITION'S PERFORMANCE. (a) All of the covenants and obligations that Parent and Acquisition are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

          (b) Each document required to be delivered pursuant to Section 2.2(c) must have been delivered, and Parent and Acquisition must have made payment of the Merger Consideration in accordance with Section 2.9.

     8.3     CONSENTS.  Each of the Consents identified in
Schedule 8.3, must have been obtained and must be in full force and effect and the original copy of such Consents (or other evidence thereof reasonably satisfactory to Andal and the Company) must have been delivered to Andal and the Company.

     8.4 ADDITIONAL DOCUMENTS. Parent and Acquisition must have caused the following documents to be delivered to Andal and the Company:


          (a)     an opinion of Kaye, Scholer, Fierman, Hays &
Handler, LLP, dated the Closing Date, in the form of Exhibit
8.4(a); and

          (b)     such other documents as Andal or the Company
(or their counsel) may reasonably request for the purpose of facilitating the consummation of any of the Contemplated
Transactions.

    8.5 NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced or Threatened against Andal or the Company or against any Affiliate of Andal or the Company, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

     8.6 NO PROHIBITION. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Andal or any Acquired Company or any Affiliate of Andal or any Acquired Company to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

     8.7     COMPLIANCE WITH HSR ACT.  The requirements of the
HSR Act applicable to the Contemplated Transactions must have been complied with, and the waiting period thereunder must have expired or been terminated.

9.     TERMINATION.

     9.1 TERMINATION EVENTS. This Agreement may, by notice given prior to or at the Closing, be terminated:

          (a) (i) by Parent and Acquisition if a material Breach of any provision of this Agreement has been committed by either Andal or the Company and such breach has not been cured or waived; or (ii) by Andal and the Company if a material Breach of any provision of this Agreement has been committed by Parent or Acquisition and such Breach has not been cured or waived;

          (b) (i) by Parent and Acquisition if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Parent or Acquisition to comply with its obligations under this Agreement) and Parent and Acquisition have not waived such condition on or before the Closing Date; or (ii) by Andal and the Company, if any of the conditions in Section 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Andal or the Company to comply with their obligations under this Agreement) and Andal and the Company have not waived such condition on or before the Closing Date;

          (c) by mutual consent of Parent and Acquisition, on the one hand, and Andal and the Company, on the other; or

          (d) by either Parent and Acquisition, on the one hand, or Andal and the Company on the other if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before September 30, 1997 (subject to the last sentence of Section 8.1(b)) or such later date as the parties may agree upon.

     9.2 EFFECT OF TERMINATION. Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 13.1 and 13.3 and this Section 9.2 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

10.     INDEMNIFICATION; REMEDIES.

     10.1 SURVIVAL. All representations, warranties, covenants, and obligations in this Agreement, the Disclosure
Letter, the supplements to the Disclosure Letter and any certificate or document delivered pursuant to this Agreement will survive the Closing.

     10.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY COMPANY SHAREHOLDERS. Subject to the limitations set forth in Section 10.5, the Company Shareholders will, jointly and severally, indemnify and hold harmless Parent for, and will pay to Parent the amount of, any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable experts', consultants' and attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), of Parent, Acquisition, the Surviving Corporation, the Acquired Companies, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") arising, directly or indirectly, from or in connection with:

          (a) (i) any Breach of any representation or warranty (without giving effect to any supplement to the Disclosure Letter), made by Andal or the Company in this Agreement, including the Disclosure Letter delivered on the date hereof, and (ii) any Breach of any representation or warranty made by Andal or the Company in any other certificate or document (including any supplement to the Disclosure Letter) delivered by Andal or the Company pursuant to this Agreement;

          (b) any Breach by Andal or the Company of any covenant or obligation of Andal or the Company in this Agreement;

          (c) any product shipped or manufactured by, or services provided by any Acquired Company prior to the Closing Date, to the extent that the Damages resulting therefrom (i) are not Damages that are incurred by the Acquired Companies in the Ordinary Course of Business and (ii) are not covered by insurance maintained by the Acquired Companies;

          (d) any liabilities of Andal existing or arising from or in connection with events or circumstances occurring on or before September 30, 1994 which were not assumed by the Company pursuant to the acquisition of assets and assumption of liabilities of the Multi-Arc Division consummated on such date; and

          (e) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either Andal or any Acquired Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

     10.3 INDEMNIFICATION AND PAYMENT OF DAMAGES BY COMPANY SHAREHOLDERS -- ENVIRONMENTAL MATTERS. In addition to the provisions of Section 10.2, with the exception of Damages which are fully covered by insurance programs in effect as of the Closing Date and transferred as a result of the Contemplated Transactions, the Company Shareholders will, jointly and severally, indemnify and hold harmless Parent for, and will pay to Parent the amount of, any Damages incurred by Parent, Acquisition, the Surviving Corporation and the Acquired Companies, and the other Indemnified Persons (including costs of cleanup, containment, or other remediation) arising, directly or indirectly, from or in connection with:

          (a) any Environmental, Health, and Safety Liabilities arising out of or relating to: (i) (A) the ownership, operation, or condition at any time on or prior to the Closing Date of the Facilities or any other properties and assets (whether real, personal, or mixed and whether tangible or intangible) in which Andal, the Company or any other Non-Joint Venture Acquired Company has or had an interest, or (B) any Hazardous Materials or other contaminants that were present on the Facilities or such other properties and assets at any time on or prior to the Closing Date; or (ii) (A) any Hazardous Materials or other contaminants, wherever located, that were generated, transported, stored, treated, Released, or otherwise handled by Andal, the Company or any other Non-Joint Venture Acquired Company or by any other Person for whose conduct they are or may be held responsible at any time on or prior to the Closing Date, or (B) any Hazardous Activities that were conducted by Andal, the Company or any other Non-Joint Venture Acquired Company or by any other Person for whose conduct they are or may be held responsible; or

          (b) any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of Andal, the Company or any other Non-Joint Venture Acquired Company or any other Person for whose conduct they are or may be held responsible, in any way arising from or allegedly arising from any Hazardous Activity conducted or allegedly conducted with respect to the Facilities or the operation of the Non-Joint Venture Acquired Companies prior to the Closing Date, or from Hazardous Material that was (i) present or suspected to be present on or before the Closing Date on or at the Facilities (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any of the Facilities and was present or suspected to be present on any of the Facilities on or prior to the Closing Date) or (ii) Released or allegedly Released by Andal, the Company or any other Non-Joint Venture Acquired Company or any other Person for whose conduct they are or may be held responsible, at any time on or prior to the Closing Date.

Parent and the Surviving Corporation will be entitled to control any Cleanup, any related Proceeding, and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section 10.3. The procedure described in Section 10.6 will apply to any claim solely for monetary damages relating to a matter covered by this
Section 10.3.

     10.4 INDEMNIFICATION AND PAYMENT OF DAMAGES BY PARENT AND THE SURVIVING CORPORATION. Parent and the Surviving Corporation, jointly and severally, will indemnify and hold harmless the Company Shareholders, and will pay to the Company Shareholders the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Parent or Acquisition in this Agreement or in any certificate delivered by Parent or Acquisition pursuant to this Agreement, (b) any Breach by Parent or Acquisition of any covenant or obligation of Parent or Acquisition in this Agreement, or (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Parent or Acquisition (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

     10.5 LIMITATIONS ON INDEMNIFICATION. (a) If the Closing occurs, the Company Shareholders will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date unless on or before March 31, 1999 Parent or the Surviving Corporation notifies Andal, as agent of the Company Shareholders pursuant to
Article 12 hereof, of a claim, specifying the factual basis of that claim in reasonable detail to the extent then known by Parent or the Surviving Corporation. If the Closing occurs, neither Parent nor the Surviving Corporation will have any liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before March 31, 1999 Andal, as agent of the Company Shareholders pursuant to Article 12 hereof, notifies Parent or the Surviving Corporation of a claim, specifying the factual basis of that claim in reasonable detail to the extent then known by it.

          (b) The Company Shareholders will have no liability with respect to the matters described in clause (a) or (b) of
Section 10.2, Section 10.3, Section 11.2(a) or Section 11.3 until the total of all Damages with respect to such matters exceeds $700,000, and then only for the amount by which such Damages exceed such amount. Parent and the Surviving Corporation will have no liability with respect to the matters described in clause
(a) or (b) of Section 10.4, Section 11.2(c) or Section 11.3 until the total of all Damages with respect to such matters exceeds $700,000, and then only for the amount by which such Damages exceed such amount.

          (c) In no event shall the Company Shareholders, on one hand, or Parent and the Surviving Corporation on the other, have any liability under this Article 10, Section 11.2 or Section
11.3 following the Closing in excess of Two Million Nine Hundred and Twenty Thousand Dollars ($2,920,000). In the case of Claims thereunder against the Company Shareholders, the exclusive remedy for such Claims shall be recourse to the Escrow Fund.

     10.6 PROCEDURE FOR INDEMNIFICATION -- THIRD PARTY CLAIMS. (a) Promptly after receipt by an indemnified party under Section 10.2, 10.3 (to the extent provided in the last sentence of Section 10.3), Section 10.4, Section 11.2, Section 11.3, Section 11.6 or Section 11.7 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

          (b) If any Proceeding referred to in Section 10.6(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or

(ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this
Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party, and (C) if the claim involves Taxes, such settlement could not adversely affect any Tax liability of the indemnified party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

          (c)     Notwithstanding the foregoing, if an
indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

          (d) In the event that a Proceeding relating to Taxes involves multiple claims, the indemnifying party may participate in or assume the defense of such Proceeding under
Section 10.6(b) only with respect to those claims for which it is liable for indemnification. In the event that there is a choice of forum with respect to a Proceeding relating to Taxes, and the indemnifying party assumes the defense of less than all of the claims in such Proceeding under Section 10.6(b), the choice of forum shall be made by the party controlling those claims which represent the greatest aggregate potential Tax liability.

    10.7 PROCEDURE FOR INDEMNIFICATION -- OTHER CLAIMS. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

    10.8 COSTS AND EXPENSES. In any action or proceeding brought by a party to enforce any provision of this Agreement, the prevailing party shall be entitled to recover the costs and expenses incurred by it in connection with that action or proceeding (including, but not limited to, reasonable attorneys' fees and expenses).

11.     TAX MATTERS.

     11.1 COOPERATION ON TAX MATTERS. (a) From and after the Closing, Andal on the one hand, and Parent and the Surviving Corporation on the other shall cooperate fully, as and to the extent reasonably requested by the other, in connection with the preparation and filing of any Tax return, statement, report or form (including any report required pursuant to Section 6043 of the IRC and all regulations promulgated thereunder), any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Andal and the Surviving Corporation agree (i) to retain all books and records with respect to Tax matters pertinent to the Acquired Companies relating to any Pre-Closing Tax Period, and to abide by all record retention agreements entered into with any Taxing Authority, or (ii) to give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the other party so requests, allow such other party to take possession of such books and records.

          (b) From and after the Closing, Andal on the one hand, and Parent and the Surviving Corporation on the other further agree, upon request, to use all reasonable efforts to obtain any certificate or other document from any Governmental Authority or customer of any Acquired Company or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including but not limited to with respect to the transactions contemplated hereby).

          (c) Andal will prepare or cause to be prepared all federal Tax Returns which include Andal and all other Tax Returns for the Acquired Companies for any tax period ending on or before the close of business on the Closing Date except those state returns of the Acquired Companies, including unitary or combined returns with Andal, which include the reporting of the impact of any Section 338 Elections. Parent will prepare or cause to be prepared all tax returns of the Acquired Companies for any tax period ending after the close of business on the Closing Date and those state returns of the Acquired Companies, including unitary or combined returns with Andal, which include the reporting of the impact of any Section 338 Elections. Andal will cooperate with the Parent by providing information necessary for Parent's preparation of any combined returns which include Andal and the Acquired Companies.

          (d) Andal agrees to provide Parent with a copy of its consolidated federal income tax return for 1997 at least thirty
(30) Business Days prior to filing with the IRS. Andal agrees to provide Parent for its review and comment a copy of any and all other Tax Returns for or including any Acquired Company for which it has responsibility for preparation pursuant to the preceding paragraph at least ten
(10) Business Days prior to filing with the applicable Government Body. Andal agrees to allow Parent and its representatives reasonable access to workpapers supporting the Tax Returns.
Andal agrees not to take any position in such Tax returns inconsistent with the positions taken in the Tax Returns set forth on Part 3.10 of the Disclosure Letter or as provided in
Section 11.6, except as required by applicable law.

          (e) Parent agrees to provide Andal with a copy of any combined or unitary tax return which includes Andal and which Parent has responsibility for preparing pursuant to paragraph (c) above at least ten (10) Business Days prior to filing with the applicable Government Body.

          (f) The foregoing provisions of this Section 11.1 shall apply to Andal only to the extent that Andal has not formally liquidated and still has employees and/or other personnel capable of fulfilling its responsibilities thereunder.

     11.2   TAX INDEMNIFICATION.  (a)    The Company Shareholders
will, jointly and severally, indemnify and hold harmless Parent for, and will pay to Parent, the amount of any (x) Tax of any Acquired Company for the Tax Indemnification Period, except for Taxes arising out of or resulting from the Section 338(h)(10) Elections or any transaction not in the Ordinary Course of Business occurring on the Closing Date but after the Effective Time, in excess of the sum of the amount reflected in reserves on the Interim Balance Sheet (excluding any provision for Deferred Taxes) plus Tax liabilities incurred in the Ordinary Course of Business since the date of the Interim Balance Sheet as a consequence of an adjustment which increases the Tax liability of any Acquired Company for any Pre-Closing Tax Period, (y) Tax of any Acquired Company resulting from a breach of the provisions of
Section 3.10, and (z) Damages incurred by any of Parent, Acquisition, the Surviving Corporation, the Acquired Companies, and the other Indemnified Persons arising out of or incident to the imposition, assessment or assertion of any Tax described in
(x) or (y) including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, and any liability as transferee, provided, that in the event that Section 338(h)(10) Elections are not made, the amount of any Damages for which indemnification is provided under this Section 11.2(a) shall be reduced by any related Tax benefit if and when actually realized or received in respect of such Damages. The amount of any such Tax benefit shall be determined by the independent accountants for the Surviving Corporation.

          (b) For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax related to the portion of such Tax period ending on and including the Closing Date shall (x) in the case of any Taxes other than gross receipts, sales or use Taxes and Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income and any gross receipts, sales or use Tax, be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date. The portion of any credits relating to a Tax period that begins before and ends after the Closing Date shall be determined as though the relevant Tax period ended on and included the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of Andal and the Acquired Companies.

          (c) Parent and the Surviving Corporation will, jointly and severally, indemnify and hold harmless the Company Shareholders for, and will pay to the Company Shareholders the amount of any (x) Tax imposed on income of the Company earned after the Closing Date and (y) Damages arising out of or incident to the imposition, assessment or assertion of any Tax described in (x) including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, and any liability as transferee.

     11.3 PURCHASE PRICE ADJUSTMENT AND INTEREST. Any amount paid by the Company Shareholders, Parent or the Surviving Corporation under Article 10, Section 11.2 or Section 11.7 will be treated as a purchase price adjustment followed, in the event of any payment by the Company Shareholders, by a capital contribution to the Surviving Corporation by Parent. In the event that Section 338(h)(10) Elections are not made and a Final Determination causes any such amount paid by the Company Shareholders, Andal, Parent or the Surviving Corporation pursuant to Sections 11.2 or 11.7 not to constitute a purchase price adjustment for federal Tax purposes, the Company Shareholders, Andal, Parent or the Surviving Corporation shall pay as Damages subject to the limitations on indemnification provided in Section
10.5 an amount that reflects the actual Tax consequences, as determined by the independent accountants for the indemnified party, of the receipt or accrual of such payment.

     11.4     TERMINATION OF EXISTING TAX SHARING AGREEMENTS.
Any and all existing Tax Sharing Agreements shall be terminated as of the Closing Date. After the Closing, no Acquired Company shall have any further rights or liabilities thereunder, including with respect to any period prior to the Closing. This Agreement shall be the sole Tax sharing agreement relating to any Acquired Company for all Pre-Closing Tax Periods.

     11.5 PAYMENT OF TAXES. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer tax and any similar Tax) or the Contemplated Transactions shall be paid by the Company Shareholders when due, and the Company Shareholders (or if applicable, the Company) will, at the expense of the Company Shareholders, file all necessary Tax Returns and other documentation with respect to all such Taxes and fees, and, if required by applicable Legal Requirements, Parent will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

     11.6     338 ELECTION.  Parent shall have the option to have
Section 338(h)(10) Elections made with respect to the acquisition of Company Common Stock pursuant to the Merger wherever available under the laws of any relevant jurisdiction. Andal agrees to join with parent in the making of all Section 338(h)(10) Elections (including filing with Parent IRC Form 8023-A). Parent shall provide notice of any such proposed election to Andal within 180 days after the Closing, together with a schedule setting forth Parent's allocation of the aggregate Merger Consideration among the Acquired Companies' assets (the "Allocation"). Within thirty
(30) days after receipt of the Allocation, Andal shall provide to Parent its good faith estimate of the AMT (as defined below) payable by Andal in respect of the Contemplated Transactions, based on the Allocation. Within fifteen (15) days of receipt of Andal's estimate of AMT, Parent shall notify Andal as to whether it intends to make Section 338 (h)(10) Elections with respect to the Contemplated Transactions, and, if so, of any changes to the Allocation. Andal agrees not to take a position inconsistent with Parent's Allocation in any Tax Return, provided such Allocation is reasonable, and, consistent with Section 11.1(d), to provide a copy of any Tax Return relating to any Tax for which Andal is entitled to be reimbursed pursuant to this Section 11.6 to Parent for its review and approval (not to be unreasonably withheld) prior to the filing thereof with the applicable Governmental Body. The parties agree to file IRS Form 8594 (or any substitute therefor) consistent with such Allocation when required by applicable Legal Requirements. With regard to Taxes imposed on any of the Acquired Companies as a result of the making of Section 338(h)(10) Elections, the Acquired Companies shall pay all such Taxes imposed on them. With regard to Taxes imposed on Andal as a result of the making of Section 338(h)(10) Elections, Parent and the Surviving Corporation, jointly and severally, will indemnify and hold harmless Andal for, and will pay to Andal, (x) all state and local Taxes arising from such Elections, (y) any federal alternative minimum tax imposed under
Section 55 of the IRC ("AMT") in excess of $170,000 arising from such Elections and (z) any additional Taxes imposed as a result of any payment under this Section 11.6, in each case, to the extent that such amounts are in excess of what such amounts would have been had no Section 338(h)(10) Elections been made.

     11.7 ANDAL TAX ASSESSMENTS. (a) The parties acknowledge that there are certain outstanding judgments against Andal for Taxes imposed or assessed by New York City ("NYC Taxes"), including an assessment for unpaid taxes and interest with respect to taxable years 1978-1982 (the "Second Assessment"), and that a statutory lien may have arisen on Andal's and/or the Acquired Companies' assets as a result of such judgments. Andal hereby agrees to indemnify and hold harmless Parent for, and will pay to Parent, the amount of (i) any NYC Taxes imposed on or assessed against Andal for which the Acquired Companies are liable and (ii) any Damages incurred by any of Parent, Acquisition, the Surviving Corporation, the Acquired Companies and the other Indemnified Persons arising out of or incident to
the imposition or assessment of any such NYC Tax.   The exclusive
remedy for claims for indemnification under this Section 11.7 shall be recourse to the Andal Escrow Fund. Any such claims may be made at any time on or before July 31, 2002. Andal agrees to use commercially reasonable efforts to obtain either a final written determination from New York City or other evidence, in either case, in form and substance reasonably satisfactory to Parent and the Surviving Corporation, that the lien referred to above does not exist or has been released. In the event that such a final determination or other evidence has not been obtained prior to July 31, 2002, Andal agrees to pay the Surviving Corporation the sum of Three Hundred Thousand Dollars ($300,000), plus interest from the Closing Date as earned in accordance with the Andal Escrow Agreement, such amount to be payable out of the Andal Escrow Fund in accordance with the Andal

Escrow Agreement, to the extent that the funds therein are sufficient to satisfy such payment, with any remaining unpaid amounts to be paid by Andal to the Surviving Corporation by wire transfer no later than August 15, 2002.

          (b) In the event that the Second Assessment is paid in full by Andal (including all accrued interest through the date of payment), and written evidence of such payment, in form and substance reasonably satisfactory to Parent, is provided to Parent, Andal shall be entitled to withdraw from the Andal Escrow Fund in accordance with the Andal Escrow Agreement an amount equal to the lesser of (i) the amount of such payment and (ii) $455,000.

          (c) Notwithstanding any other provision of this Agreement, the limitations on indemnification set forth in
Section 10.5 shall not apply to this Section 11.7.

12.     THE AGENT.

     12.1 AUTHORIZATION OF THE AGENT. Upon adoption of this Agreement by the Board of Directors of the Company and approval of this Agreement by the Company Shareholders pursuant to the Certificate of Incorporation and By-Laws of the Company and the applicable provisions of the DGCL, Andal hereby is appointed, authorized and empowered to act, as a representative, on behalf of the Company Shareholders (other than any holder of Dissenting Shares), in connection with any and all activities to be performed by or on behalf of the Company Shareholders (other than any holder of Dissenting Shares) under this Agreement, the Escrow Agreement and the Expense Escrow Agreement and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein (including, without limitation, in connection with any and all claims for indemnification brought under Article 10 or Section
11.2 of this Agreement or Section 3 of the Escrow Agreement) (Andal, acting in such representative capacity shall be referred to herein as the "Agent"), for the purposes and with the powers and authority set forth herein or in the Escrow Agreement or the Expense Escrow Agreement or in such other agreement, document, instrument or certificate, which shall include, without limitation, the power and authority:

          (a) To execute and deliver this Agreement, the Escrow Agreement in substantially the form annexed to this Agreement as Exhibit 2.2(b)(iii) hereto, and the Expense Escrow Agreement in substantially the form annexed to this Agreement as
Exhibit 2.9(c)(ii) (with such modifications or changes therein as to which the Agent, in its sole discretion, shall have consented) and to agree to such amendments or modifications hereto or thereto as the Agent, in its sole discretion, may deem necessary or desirable;

          (b) To execute and deliver such notices, waivers and consents in connection with this Agreement, the Escrow
Agreement or the Expense Escrow Agreement and the consummation of the transactions contemplated hereby or thereby as the Agent, in its sole discretion, may deem necessary or desirable;

          (c) To enforce and protect the rights and interests of the Company Shareholders (other than any holder of Dissenting Shares) and to enforce and protect the rights and interests of the Agent arising out of or under or in any manner relating to this Agreement, the Escrow Agreement or the Expense Escrow Agreement and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein (including, without limitation, in connection with any and all claims for indemnification brought under Article 10 or Section 11.2 of this Agreement or Section 3 of the Escrow Agreement) and, in connection therewith, to (i) assert any claim or institute any action, proceeding or investigation; (ii) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by any Person against the Agent, the Escrow Fund and/or the Expense Fund, and receive process on behalf of any or all Company Shareholders (other than any holder of Dissenting Shares) in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Agent shall determine, in its sole discretion, to be appropriate, and give receipts, releases and discharges on behalf of all of the Company Shareholders (other than any holder of Dissenting Shares) with respect to, any such claim, action, proceeding or investigation; (iii) file any proofs of debt, claims and petitions as the Agent may deem advisable or necessary; (iv) settle or compromise any claims asserted under
Article 10 or Section 11.2 of this Agreement or Section 3 of the Escrow Agreement or under the Expense Escrow Agreement; (v) assume, on behalf of all of the Company Shareholders (other than any holder of Dissenting Shares) the defense of any third party claim that is the basis of any claim asserted under Article 10 or
Section 11.2 of this Agreement or Section 3 of the Escrow Agreement or under the Expense Escrow Agreement; and (vi) file and prosecute appeals from any decision, judgment or award rendered in any of the foregoing actions, proceedings or investigations, it being understood that the Agent shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions;

          (d) To enforce payment of the Escrow Fund and the Expense Fund and any other amounts payable to the Company Shareholders (other than any holder of Dissenting Shares), in each case on behalf of the Company Shareholders (other than any holder of Dissenting Shares) and each of them to the extent of each of their respective interest therein, in the name of the Agent or, if the Agent so elects, in the name of one or more of the Company Shareholders (other than any holder of Dissenting Shares);

          (e) To cause to be paid out of the Escrow Fund the full amount of any judgment or judgments and legal interest and costs awarded in favor of the Surviving Corporation or Parent arising out of the indemnification provisions set forth in
Article 10 or Section 11.2 of this Agreement or Section 3 of the Escrow Agreement or any amounts payable to the Surviving Corporation or Parent in respect of any compromise or settlement of any claim for indemnification under such Sections agreed to by the Agent in its sole discretion; and to cause to be paid out of the Expense Fund the full amount of any Expenses to the applicable obligee as provided in Section 3 of the Expense Escrow Agreement and any judgment or judgments and legal interest and costs awarded in favor of any such obligee in connection with any such Expenses;

          (f) To refrain from enforcing any right of the Company Shareholders (other than any holder of Dissenting shares) or any of them and/or of the Agent arising out of or under or in any manner relating to this Agreement, the Escrow Agreement or the Expense Escrow Agreement or any other agreement, instrument or document in connection with the foregoing; provided, however, that no such failure to act on the part of the Agent, except as otherwise provided herein or in the Escrow Agreement or the Expense Escrow Agreement, shall be deemed a waiver of any such right or interest by the Agent or by the Company Shareholders unless such waiver is in a writing signed by the waiving party or by the Agent;

          (g) To receive distributions and other payments from the Escrow Fund or otherwise to or for the benefit of the Company Shareholders (other than any holder of Dissenting Shares) or any of them pursuant to this Agreement, the Escrow Agreement or the Expense Escrow Agreement;

          (h) To make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Agent, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the activities described in this Section 12.1 and the transactions contemplated hereby or by the Escrow Agreement or the Expense Escrow Agreement and all other agreements, documents or instruments referred to therein or executed in connection therewith.

          The grant of authority provided for in this Section 12.1: (i) is coupled with an interest and being granted, in part, as an inducement to Parent and Acquisition to enter into this Agreement and the Escrow Agreement and the other agreements, documents, instruments and certificates contemplated hereby or thereby and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Company Shareholder (other than any holder of Dissenting Shares) and shall be binding on any successor thereto; (ii) may be exercised by any authorized officer of the Agent; and (iii) shall survive the delivery of an assignment by a Company Shareholder (other than any holder of Dissenting Shares) of the whole or any fraction of his or her interest hereunder.

     12.2 PAYMENTS OF EXPENSES; HOLDBACKS. (a) The Agent shall withhold and retain from any distributions to the Company Shareholders (other than any holder of Dissenting Shares) out of the Escrow Fund or the Expense Escrow Fund such amount or amounts as shall be sufficient to pay all known (or reasonably anticipated) expenses which are required to be paid or borne by the Company Shareholders (other than any holder of Dissenting Shares) pursuant to this Agreement, the Escrow Agreement or the Expense Escrow Fund, or are otherwise incurred by the Agent in performance of its duties hereunder, including, without limitation, its out-of-pocket expenses and shall pay all such expenses out of the amount or amounts so withheld.

          (b) In connection with the performance of its obligations hereunder and under the Escrow Agreement and the Expense Escrow Agreement, the Agent shall have the right at any time and from time to time to select and engage, at the cost and expense of the Company Shareholders (other than any holder of Dissenting Shares), attorneys, accountants, investment bankers, advisors, consultants (including, without limitation, consultants specializing in product liability, environmental liability and similar matters) and clerical personnel and obtain such other professional and expert assistance, and maintain such records, as the Agent may deem necessary or desirable and incur other out-of-pocket expenses.

     12.3 COMPENSATION; EXCULPATION; INDEMNITY. (a) The Agent shall not be entitled to any fee, commission or other compensation for the performance of its services as such, but shall be entitled to the payment of all of its expenses incurred as Agent, and in furtherance of the foregoing, may pay or cause to be paid or reimburse itself for the payment of any and all such expenses out of amounts payable from the Escrow Fund or the Expense Escrow Fund to the Company Shareholders (other than any holder of Dissenting Shares).

          (b) In dealing with this Agreement, the Escrow Agreement and the Expense Escrow Fund, and any instruments, agreements or documents relating thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Agent hereunder, (i) the Agent assumes and shall incur no responsibility whatsoever to any Company Shareholder by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement, the Escrow Agreement or the Expense Escrow Agreement or any such other agreement, instrument or document, excepting only responsibility for any act or failure to act which represents gross negligence or willful misconduct, and (ii) the Agent shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Agent pursuant to such advice shall in no event subject the Agent to liability to any Company Shareholder.

          (c) Each Company Shareholder (other than any holder of Dissenting Shares), severally, shall indemnify the Agent (up to, but not exceeding, an amount equal to the distributions due to such Company Shareholder from the Escrow Fund) against all damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys', accountants' and other experts' fees and the amount of any judgment against them, of any nature whatsoever, arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Agent under this Agreement, the Escrow Agreement or the Expense Escrow Agreement or otherwise. The foregoing indemnification shall not be deemed exclusive of any other right to which the Agent may be entitled apart from the provisions hereof. The foregoing indemnification shall not apply in the event of any action or proceeding which finally adjudicates the liability of the Agent for its gross negligence or willful misconduct.

          (d) All of the indemnities, immunities and powers granted to the Agent under this Agreement shall survive the Closing and/or any termination of this Agreement, the Escrow
Agreement and/or the Expense Escrow Agreement.

     12.4 NOTICES. Any notice given to the Agent pursuant to this Agreement, the Escrow Agreement or the Expense Escrow Agreement or any other agreement, document, instrument or certificate contemplated hereby or thereby shall constitute effective notice to all Company Shareholders. Parent, the Surviving Corporation and any other Person may rely on any notice, consent, election or other communication received from the Agent as if such notice, consent, election or other communication had been received from all Company Shareholders.

     12.5 NO THIRD PARTY RIGHTS. Notwithstanding anything contained in this Agreement or elsewhere to the contrary, no Person other than the Agent shall (i) be entitled to exercise any of the rights or powers of the Agent hereunder or under the Escrow Agreement or the Expense Escrow Agreement, (ii) have any right to demand upon any of the Company Shareholders to contribute any amounts to cover expenses of the Agent, or (iii) as a result of the provisions of this Section 12 have any claims or rights against any of the Company Shareholders other than any claims or rights that would exist in any event absent the provisions of this Section 12.

     12.6 RESIGNATION OR REMOVAL; SUCCESSOR AGENT. (a) The Agent may resign upon 20 days' prior written notice to Parent, the Surviving Corporation and each Company Shareholder, provided, that no such resignation may take effect unless a successor Agent shall have been duly appointed and shall have accepted such appointment and notice thereof shall have been given as set forth below. The Company Shareholders may remove the Agent at any time, by written consent of the Required Majority of Shareholders (as defined below), provided, that no such removal may take effect unless a successor Agent shall have been duly appointed and shall have accepted such appointment and notice thereof shall have been given as set forth below.

          (b) Upon the resignation or removal of the Agent, the Company Shareholders shall appoint a successor Agent by written consent of the Company Shareholders holding 66 2/3% of the Company Common Stock immediately prior to the Effective Time (the "Required Majority of Shareholders"), and any successor Agent so appointed shall constitute the Agent as provided in this
Article 12 to the same effect as if such successor Agent had been named in this Article 12. The Company Shareholders shall give Parent and the Surviving Corporation written notice of the removal of any Agent as well as of the appointment of and acceptance of appointment by the successor to such Agent, including a copy of the written consent of the Required Majority of Shareholders relating thereto, the executed acceptance of appointment by the successor to such Agent, and the successor Agent's address (including telephone and telecopy numbers and the name of the authorized Agent of such successor Agent) as soon as practicable after any such removal and appointment. The Agent shall give Parent and the Surviving Corporation written notice of the resignation of such Agent as well as of the appointment of and acceptance of appointment by the successor to such Agent, including the executed acceptance of appointment by the successor to such Agent and the successor Agent's address (including telephone and telecopy numbers and the name of the authorized Agent of such successor Agent) as soon as practicable after any such resignation and appointment. Any such resignation, removal or appointment shall not be effective against Parent or the Surviving Corporation until such notice shall have been given.

13.     GENERAL PROVISIONS.

     13.1 EXPENSES. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants; provided, that Andal shall cause the Acquired Companies not to incur any out-of-pocket expenses in connection with this Agreement or the Contemplated Transactions, all of which shall be paid out of the Expense Escrow Fund. Andal will pay one-half and Parent will pay one-half of the HSR Act filing fee. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

     13.2 PUBLIC ANNOUNCEMENTS. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Andal and Parent mutually determine, provided, that Andal will be permitted to make such public announcements to the extent required by applicable law so long as it uses its Best Efforts to provide a copy of any such announcement to Parent for its review and comment prior to the release thereof. Andal and the Company, and Parent and Acquisition will consult with each other concerning the means by which the Acquired Companies' employees, customers, and suppliers and others having dealings with the Acquired Companies will be informed of the Contemplated Transactions, and Parent will have the right to be present for any such communication.

     13.3 CONFIDENTIALITY. Between the date of this Agreement and the Closing Date, Parent and Acquisition on the one hand, and Andal and the Company on the other will maintain in confidence, and will cause their respective directors, officers, employees, agents, and advisors to maintain in confidence, any written, oral, or other information obtained in confidence from the other or, in the case of Parent or Acquisition, from an Acquired Company, in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by legal proceedings. If the Contemplated Transactions are not consummated, Parent and Acquisition on the one hand, and Andal and the Company on the other will return or destroy as much of such written information as the other may reasonably request.

     13.4 NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

          Parent, Acquisition or the Surviving Corporation:

               Bernex Inc.
               c/o Saurer AG
               Schlassgasse 2
               CH- 9320 Arbon
               Switzerland
               Attention:  Ernst Kessler, Director
               Telephone No.:  41-71-447-5282
               Facsimile No.:  41-71-447-5288

          and

               Bernex Inc.
               c/o Berna AG Olten
               Industriestrasse 211
               CH- 4600 Olten
               Switzerland
               Attention:  Thomas Weilenmann, Chairman of the
Board
               Telephone No.:  41-62-287-8787
               Facsimile No.:  41-62-287-8788

          and

               Bernex Inc.
               c/o Saurer Textile Systems Charlotte Inc.
               4200 Performance Road
               P.O. Box 668027
               Charlotte, North Carolina   28266
               Attention:  George E. Rickles III
               Telephone No.: (704) 394-8111
               Facsimile No.: (704) 394-1502

          with a copy to:

               Kaye, Scholer, Fierman, Hays & Handler, LLP
               1999 Avenue of the Stars
               Los Angeles, California  90067-6048
               Attention:  Gary Apfel, Esq.
               Telephone No.: 310-788-1040
               Facsimile No.:  310-229-1840

          Andal or the Company:

               c/o Messrs. Andrew J. Frankel and Alan N. Cohen
               909 Third Avenue
               New York, New York   10022
               Telephone No.:   (212) 376-5545
               Facsimile No.:    (212) 376-5669

          and

               Multi-Arc Inc.
               200 Roundhill Drive
               Rockaway, New Jersey  07866
               Attention: Mr. Peter D. Flood
               Telephone No.: (973) 625-3400
               Facsimile No.: (973) 625-2244

          with copies to:

               Dillon, Bitar & Luther
               53 Maple Avenue
               Morristown, New Jersey  07963
               Attention: William F. Campbell, III, Esq.
               Telephone No.: (201) 539-3100
               Facsimile No.:  (201) 292-2960

          and

               Paul, Weiss, Rifkind, Wharton & Garrison
               1285 Avenue of the Americas
               New York, New York  10019-6064
               Attention:  Neale Albert, Esq. and
Alfred Youngwood, Esq.
               Telephone No.: (212) 373-3000
               Facsimile No.: (212) 373-2315

     13.5 JURISDICTION; SERVICE OF PROCESS. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of New York, County of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

     13.6 FURTHER ASSURANCES. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and
(c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

     13.7 WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     13.8 ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

     13.9 DISCLOSURE LETTER. In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

     13.10 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS. Neither Andal or the Company, on the one hand, nor Parent or Acquisition on the other may assign any of its rights under this Agreement without the prior consent of the other, except that Parent and Acquisition shall be entitled to assign this Agreement to any Affiliate of Parent, provided that such assigning party shall remain liable for all of its liabilities and obligations hereunder. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

     13.11 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     13.12 SECTION HEADINGS, CONSTRUCTION. The headings of Sections in this Agreement and the headings of Parts of the Disclosure Letter or schedules hereto are provided for convenience only and will not affect the construction or interpretation of this Agreement, the Disclosure Letter or such schedules. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

     13.13 TIME OF ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     13.14 GOVERNING LAW. This Agreement will be governed by the laws of the State of New York without regard to conflicts of laws principles.

     13.15 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

          IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                              BERNEX INC.

                                   THOMAS WEILENMANN
                              By: __________________________
                                  Name:  Thomas Weilenmann
                                  Title: Chairman of the Board


                              M-A ACQUISITION CORP.

                                   THOMAS WEILENMANN
                              By: __________________________
                                  Name:  Thomas Weilenmann
                                  Title: Chairman of the Board


                              ANDAL CORP.

                                   PETER D. FLOOD
                              By: __________________________
                                  Name: Peter D. Flood
                                  Title: Chairman, President
                                         & CEO


                              MULTI-ARC INC.

                                   PETER D. FLOOD
                              By: __________________________
                                  Name: Peter D. Flood
                                  Title: President